Exhibit (d)

This description of the Province of Ontario is dated December 22, 2003 and appears as Exhibit (d) to the Province of Ontario’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2003.

PROVINCE OF ONTARIO SUMMARY INFORMATION
1. OVERVIEW
2. ECONOMY
(1) Major Economic Indicators
(2) Recent Economic Developments
(3) Structure of the Economy
(4) Labour Force
(5) Social Security System
(6) Government Responsibilities and Relationships
3. PUBLIC FINANCE
(1)Financial Reporting
(2) Fiscal Position
(3) Revenue
(4) Expense
(5) Outline of Principal Provincial Institutions
(6) Sinking Funds
4. PUBLIC DEBT
(1) Debt
(2) Assets and Liabilities
(3) Consolidated Debt of the Ontario Public Sector
(4) Selected Debt Statistics
(5) Financial Tables

      THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE USED OR RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY SECURITIES OF THE PROVINCE OF ONTARIO, IS NOT A PROSPECTUS, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE PROVINCE OF ONTARIO.

      In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All foreign currency conversions are reported at statement date exchange rates, unless otherwise specified. The inverse of the noon buying rate in New York City on December 19, 2003 for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = $0.7460 (U.S.). See “4. Public Debt — (5) Selected Debt Statistics — The Canadian Dollar.”

      In this document, statistics for the economy of the Province of Ontario (“Ontario” or the “Province”) are set forth on a calendar year basis at market prices, except as otherwise indicated. Economic statistics for recent years frequently are estimates or preliminary figures which are subject to adjustment. Financial statistics for the Province are set forth on a fiscal year basis (from April 1 to March 31 of the succeeding year), unless otherwise noted.

      In this document, unless otherwise specified, references to average growth rates refer to the average annual compound rate of growth. This is computed by expressing the amount of growth during the period as a constant annual rate of growth compounded annually. The computational procedure used is the geometric average of the annual rates from the first to the last year’s observation of the variables.

      This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission on Form 18-K for the fiscal year ended March 31, 2003. Additional information with respect to the Province is available in such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments can be inspected and copied at the public reference facilities maintained by the Commission at 2 Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such documents may also be obtained at prescribed rates from the Public Reference Section of the U.S. Securities and Exchange Commission at its Washington address or, without charge, from the Province of Ontario, Ontario Financing Authority, Capital Markets Division, One Dundas Street West, 14th Floor, Toronto, Ontario M7A 1Y7, telephone (416) 325-8128.

PROVINCE OF ONTARIO SUMMARY INFORMATION

The following information is a summary only and is qualified in its entirety by the detailed information elsewhere in this document. Unless otherwise indicated, all dollar amounts are expressed in Canadian dollars.

	Year ended December 31,

	1998	1999	2000	2001	2002

	(in millions unless otherwise indicated)
Economy(1)
Gross Domestic Product at Market Prices	$377,897	$409,020	$440,708	$452,923	$478,112
Personal Income	304,652	321,702	347,427	359,783	372,444
Consumer Price Index (annual change)	0.9%	1.9%	2.9%	3.1%	2.0%
Unemployment (average annual rate)	7.2%	6.3%	5.7%	6.3%	7.1%

					Outlook
	1999-00	2000-01	2001-02	2002-03	2003-04(3)

	(in millions)
Government Finances(2)
Revenue	$64,804	$66,044	$66,249	$68,609	$69,532
Expense
Programs	48,222	51,146	53,647	56,922	62,554
Capital	4,887	2,123	1,890	1,876	2,574
Interest on Debt	11,027	10,873	10,337	9,694	10,025

Total Expense	64,136	64,142	65,874	68,492	75,153

Surplus/(Deficit)	$668	$1,902	$375	$117	$(5,621)

Net Debt(4)	134,398	132,496	132,121	132,647	138,970
Accumulated Deficit(5)	$134,398	$132,496	$132,121	$118,705	$124,326

	As at March 31,

	1999	2000	2001	2002	2003

	(in millions)
Public Sector Debt
Net Debt(4)	$114,737	$134,398	$132,496	$132,121	$132,647
Debt Incurred and Guaranteed for Ontario Hydro	30,486	—	—	—	—
Obligations Guaranteed	2,893	2,804	2,816	2,788	4,100
Other Public Sector Debt	6,580	6,575	7,234	7,212	9,704

Total	$154,696	$143,777	$142,546	$142,121	$146,451

(1)	See “2. Economy — (2) Recent Economic Developments” for the most recently available economic indicators.

(2)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis starting in 1999-00. Expense and revenue totals for prior years have been restated to reflect the new accounting treatment.

(3)	Outlook 2003-04 refers to information contained in the 2003 Ontario Economic Outlook and Fiscal Review.

(4)	Net debt represents the difference between liabilities and financial assets.

(5)	Accumulated deficit represents net debt adjusted for tangible capital assets.

1. OVERVIEW

Area and Population

      The Province of Ontario covers an area of approximately 1,068,580 square kilometers (412,580 square miles), about 10.7% of Canada, and is about 11.4% as large as the United States. The estimated population of Ontario on July 1, 2003 was 12.2 million, or 38.7% of Canada’s population of 31.6 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.3% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, Southern Ontario contains approximately 93.2% of the Province’s population. The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 5.5 million on July 1, 2002.

Government

      Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the Federal Government, the 10 provinces and the 3 territories.

      The Premier of the Province of Ontario (the “Premier”) is traditionally the leader of the political party with the greatest number of members elected to the legislative assembly of the Province (the “Legislative Assembly”). The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party.

      The Legislative Assembly consists of 103 seats, each representing a specified territorial division of the Province, and is elected for a five-year term. A dissolution of the Legislative Assembly prior to the end of the five-year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.

      The last Provincial election was held on October 2, 2003. Present party standings in the Legislative Assembly are: Liberal Party, 72 seats; Progressive Conservative Party, 24 seats; and 7 independent members. The current government of the Province is formed by the Liberal Party.

Economic Setting

      Gross Domestic Product (“GDP”) at current market prices in 2002 was $478,112 million, representing 41.4% of the Canadian GDP. Personal income per capita in 2002 was $30,788, or 6.9% above the national average.

      An indication of the Province’s importance in several areas of Canadian economic activity is illustrated below.

ONTARIO’S SHARE OF CANADIAN ECONOMIC ACTIVITY, 2002

	Total
	Canadian
	Economic	Ontario’s Share of
	Activity	Canadian Total

	(in millions)	(%)
Gross Domestic Product	$1,154,949	41.4
Business Investment	196,764	37.0
Exports	474,303	68.3
Consumption	656,181	40.1
Personal Income	903,278	41.2

Sources: Statistics Canada and Ontario Ministry of Finance.

     The Provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade and business and public service, make up the service sector. Ontario shows a stronger concentration in manufacturing than both the United States and the whole of Canada.

PERCENTAGE DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT BY INDUSTRY, 2002

(at 1997 Prices)

	Ontario	Canada(1)	United States(1)

	(%)	(%)	(%)
Primary Sector	1.8	5.5	2.8
Secondary Sector	28.9	25.8	21.9
Service Sector	69.3	68.7	75.3

Total	100.0	100.0	100.0

Sources: Ontario Ministry of Finance, Statistics Canada and the United States Department of Commerce.

(1)	Real GDP in chained (1996) dollars (available only for 2001)

Foreign Relations

      The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

2. ECONOMY

(1) Major Economic Indicators

Overview

      Ontario’s GDP at current market prices in 2002 was $478,112 million. GDP in constant 1997 dollars (“Real GDP”) was $451,008 million in 2002, an increase of 3.6% over 2001. The four-year average annual growth rate of real GDP from 1999 to 2002 was 4.6%. Real GDP in 2002 increased at a quarterly rate of 1.7% in the first quarter, increased 0.8% in the second quarter, increased 0.9% in the third quarter and increased 0.4% in the fourth quarter.

      The Ontario economy rebounded strongly in 2002, growing by 3.6%, double the 1.8% growth rate experienced in 2001. In the external sector, real exports increased by 2.2%. On the domestic side, consumer demand grew by 3.6% while housing construction advanced a strong 9.6%. Business investment in machinery and equipment declined 6.1% and non-residential construction fell 4.2% in 2002.

      The following table provides a summary of major economic indicators for Ontario from 1999 to 2002. For the most recently available economic indicators, See “(2) Recent Economic Developments”.

MAJOR ECONOMIC INDICATORS

	Year ended December 31,				Average Annual
					Rate of Growth
	1999	2000	2001	2002	1999-2002

	(in millions unless otherwise indicated)				(%)
Personal Expenditure on Consumer Goods and Services	$223,556	$239,575	$250,169	$263,414	5.8
Government Expenditure on Goods and Services	76,478	81,813	86,701	92,473	6.1
Business Gross Fixed Capital Formation	65,305	68,710	71,398	72,764	5.2
Exports of Goods and Services	292,317	320,687	314,616	323,944	5.3
Imports of Goods and Services	249,065	275,085	266,147	276,184	4.7
Adjustment for Inventory Changes	326	3,641	–2,696	2,157	—
Statistical Discrepancy and Other Transactions	103	1,367	–1,118	–456	—

Gross Domestic Product at Market Prices	409,020	440,708	452,923	478,112	6.1
Gross Domestic Product in Constant 1997
Prices	405,034	427,882	435,391	451,088	4.6
Gross Domestic Product Price Deflator (Index)	101.0	103.0	104.0	106.0	1.4
Personal Income (Ontario)	321,702	347,427	359,783	372,444	5.2
Personal Income (Canada)	783,060	840,158	874,082	903,278	4.8
Personal Income per Capita (July Population):
Ontario (in dollars)	27,959	29,733	30,239	30,788	3.5
Canada (in dollars)	25,755	27,377	28,177	28,802	3.8
Population (July in thousands):
Ontario	11,506	11,685	11,898	12,097	1.7
Canada	30,404	30,689	31,021	31,362	1.0

	Year ended December 31,
					Average
	1999	2000	2001	2002	1999-2002

Consumer Price Index
(annual Change):
Ontario	1.9%	2.9%	3.1%	2.0%	2.5%
Canada	1.7%	2.7%	2.6%	2.2%	2.3%
Unemployment
(average annual Rate):
Ontario	6.3%	5.7%	6.3%	7.1%	6.4%
Canada	7.6%	6.8%	7.2%	7.7%	7.3%

Totals may not add due to rounding.

Sources: Ontario Ministry of Finance and Statistics Canada.

Personal Expenditure

      In 2002, personal expenditure on consumer goods and services, the largest component of GDP, increased 5.3% over 2001. From 1999 through 2002, personal expenditure increased at an average annual rate of 5.8%.

Government Expenditure

      Expenditure by the federal, provincial and municipal governments in Ontario (excluding transfer payments and subsidies) comprised 19.3% of provincial output in 2002.(1) From 1999 through 2002, government expenditure increased at an average annual rate of 6.1%, the same rate of growth as GDP growth in current dollars.

Capital Expenditure

      In 2002, total capital expenditure was $84,744 million, or 17.7% of GDP, up 3.3% from $82,071 million in 2001. The major sources of total capital expenditure were housing (30.9%), trade, finance, commercial and information and cultural industries (25.0%), institutional services and government departments (16.6%), manufacturing (10.5%), transportation, warehousing and utilities (10.7%), primary and construction industries (4.5%) and professional, scientific and technical services (1.8%). From 1999 through 2002, total capital expenditure increased at an average annual rate of 6.1%.

      Business gross fixed capital formation in 2002 was $72,764 million. This accounted for 85.9% of total capital expenditure and 15.2% of GDP at current market prices.

Exports and Imports

      In 2002, Ontario’s exports of goods and services totaled $323,944 million, the equivalent of 67.8% of Ontario’s nominal GDP, of which 72.4% were international exports and 27.6% were interprovincial exports. By comparison, Ontario international exports represented 49.5% of Canada’s total exports. Ontario’s imports of goods and services totaled $276,184 million in 2002, resulting in a positive overall trade balance of $47,760 million.

      Ontario’s international goods exports include: motor vehicles and parts, which accounted for 47.1% of its total value of merchandise exports in 2002; capital equipment such as machinery, electrical and electronic goods, and scientific and professional equipment, which accounted for 21.3%; industrial materials such as steel, chemicals, plastics and rubber, which accounted for 16.4%; agricultural, forestry, energy and mining-related products, which accounted for 9.2%; and consumer goods such as furniture, drugs and clothing, which accounted for 3.8%. Ontario ranks alongside Japan and Germany as one of the top three exporters of motor vehicles and parts, capital equipment and industrial materials to the United States.

(1)	The National Income and Expenditure Accounts as produced by Statistics Canada defines government expenditure to exclude transfer payments and subsidies.

      Ontario’s leading interprovincial exports include financial, insurance and real estate services, wholesale trade, food products, transportation equipment, chemicals and electrical equipment.

      Under the Free Trade Agreement (“FTA”), which came into force on January 1, 1989, tariffs between the United States and Canada were phased out entirely on January 1, 1999. The North American Free Trade Agreement (“NAFTA”) between Canada, Mexico and the United States, which came into effect on January 1, 1994, liberalizes trade with Mexico and improves on many of the provisions of the FTA. A bilateral free-trade agreement between Canada and Chile came into force on July 5, 1997. This Canada-Chile agreement, which provides for the liberalization of trade and investment between the two countries, was negotiated to serve as an interim step to bridge Chile’s accession to NAFTA. In addition, a new World Trade Organization Agreement (“WTO”) (formerly the General Agreement on Trade and Tariffs) was implemented on January 1, 1995. It has resulted in a 40% reduction in average tariffs worldwide and makes major advances in rules governing trade in agriculture, services and intellectual property.

(2) Recent Economic Developments

      Real output in the Ontario economy fell 0.3% (-1.1% annualized) in the second quarter of 2003, measured in 1997 dollars, down from a 0.7% gain (3.0% annualized) in the first quarter of 2003. In current dollars, nominal GDP was virtually unchanged with output at an annualized level of $498.8 billion.

      A slowdown in inventory investment and a decline in the net trade balance accounted for the decline in the second quarter. Modest gains in household and business spending, including a solid rebound in housing investment, were the primary areas of growth. Spending in these areas pushed final domestic demand up 0.7% (2.8% annualized).

      The Ontario economy lost 6,600 jobs in November after adding almost 44,000 jobs in September and October. With fewer people looking for work, the unemployment rate fell 0.2 percentage points to 6.8% in November, from 7.0% in October.

      In October 2003, the Ontario Consumer Price Index (“CPI”) inflation rate was 1.7%.

Economic Outlook: 2003 to 2006

      The 2003 Ontario Economic Outlook and Fiscal review presented the average private-sector forecast for the Ontario economy for 2003 to 2006 as of December 10, 2003.

      The Ontario economy suffered a number of unexpected setbacks in 2003, including the disruptions associated with the war in Iraq, the outbreak of Severe Acute Respiratory Syndrome (SARS), the concern over mad cow disease, the August power blackout and the rapid appreciation of the Canadian dollar. Private-sector forecasters estimate that Ontario real GDP growth slowed to 1.7%, down from 3.6% in 2002, in large part reflecting the negative impact of these events.

      As the impact of these events continues to diminish, Ontario’s economy is expected to regain momentum. While the global economy continues to face a variety of risks and challenges, recent data indicates that economic growth is strengthening worldwide. Private-sector forecasters, on average, expect Ontario real GDP to grow by 3.1% in 2004, 3.6% in 2005 and 3.3% in 2006. The average private-sector forecast for nominal GDP growth is 4.8% for 2003, 4.2% for 2004, 5.4% for 2005 and 5.3% for 2006.

      According to the average private-sector forecast, Ontario’s CPI inflation rate is expected to be 2.6% in 2003, 1.5% in 2004, 1.8% in 2005 and 2.0% in 2006. Ontario’s unemployment rate is projected to average 7.0% in both 2003 and 2004, and then to fall to 6.5% in 2005 and 6.4% in 2006.

      Private-sector forecasts for Ontario growth are based on assumptions about key features of the external environment, including interest rates, the exchange rate and the U.S. economy. According to the Ministry of Finance’s financial market survey (December 2003), the Canadian three-month Treasury bill rate is expected to average 2.9% in 2003, 2.8% in 2004, 3.9% in 2005 and 4.5% in 2006. The 10-year government of Canada bond rate is expected to average 4.8% in 2003, 5.1% in 2004, 5.6% in 2005 and 5.8% in 2006. The Canadian exchange rate is expected to average 71.4 cents U.S. in 2003, rising to an average of 78.0 cents U.S. in 2004 and 78.2 cents U.S. in 2005. According to Blue Chip Economic

Indicators and Financial Forecasts (December 2003), the U.S. economy is expected to grow by 3.1% in 2003, 4.4% in 2004, 3.6% in 2005 and 3.5% in 2006.

(3) Structure of the Economy

Secondary Industries

      Manufacturing. Ontario is Canada’s leading manufacturing province. In 2002, Ontario’s manufacturing volume of output (measured in 1997 dollars) at basic prices totaled $89.5 billion, or 50.5% of the national total. The contribution of manufacturing output to Ontario’s total GDP (measured in 1997 dollars) at basic prices was 21.5%.

MANUFACTURING REAL GROSS DOMESTIC PRODUCT

(measured in 1997 dollars) at Basic Prices(1)

	Year ended December 31,

	1998	1999	2000	2001	2002

	(in millions)
Transportation Equipment	$17,264	$20,481	$20,168	$18,692	$19,890
Machinery, Electrical, Electronics & Computer	12,888	14,487	18,263	14,953	14,653
Primary & Fabricated Metal	10,623	11,187	12,806	12,448	13,189
Food, Beverage & Tobacco	9,428	9,376	9,374	9,932	9,970
Chemicals, Petroleum & Coal Production	7,091	7,288	7,798	7,724	8,386
Plastics & Rubber	4,549	5,039	5,850	6,033	6,692
Paper and Wood	4,985	4,861	5,669	5,480	5,729
Printing	2,235	2,236	2,637	2,653	2,605
Furniture Products	2,259	2,362	2,793	2,634	2,570
Non-Metallic Mineral Products	2,156	2,127	2,308	2,276	2,320
Textiles, Clothing, Leather & Allied Prod.	1,963	1,861	2,212	2,033	2,141
Miscellaneous Manufacturing	1,174	1,262	1,526	1,388	1,399

Total(2)	$76,614	$82,565	$91,403	$86,243	$89,543

Source: Statistics Canada.

(1)	Includes taxes on production, mainly property taxes and payroll taxes.

(2)	Totals may not add due to rounding.

      Transportation equipment is Ontario’s largest manufacturing industry measured by output. In 2002, output in this sector totaled $19.9 billion, or 22.2% of total Ontario manufacturing output. Ontario accounted for 94.2% of Canadian-manufactured motor vehicles, parts and accessories, and 15.5% of North America’s motor vehicle assembly. Ontario’s international trade surplus in automotive products was $22.2 billion in 2002. Capital investment in Ontario’s transportation equipment industry totaled $3 billion in 2002 and capital investment intentions for 2003, according to the latest survey from Statistics Canada, are $3.9 billion.

      In 2002, 57.5% of Canada’s machinery, electrical, electronic and computer products were produced in Ontario. A number of firms with worldwide reputations in the design, manufacture and distribution of high technology products are based in the Province. Ontario manufacturers as a whole conducted $5.3 billion worth of industrial research and development in 2001, and accounted for 60.9% of total Canadian manufacturing industrial research and development.

      Construction. Ontario’s capital spending on construction includes buildings, roads and other facilities. Construction spending intentions, according to the latest survey from Statistics Canada, indicate an expected rise of 3.8% in 2003 to $43.7 billion. The highest increase is in government and institutions at 12.1%, followed by business at 2.6%. In 2003, capital spending intentions on housing construction constitutes the largest share, representing 54% of the total.

ONTARIO CAPITAL EXPENDITURE

	Year ended December 31,

	1998	1999	2000	2001	2002	2003(1)

	(in millions)
Housing	$14,246	$16,384	$18,232	$20,474	$23,253	$23,530
Business	9,939	11,031	10,569	10,800	10,243	10,510
Government and Institutions	4,447	5,577	6,438	7,538	8,582	9,620

Total	$28,632	$32,992	$35,239	$38,812	$42,078	$43,660

Source: Statistics Canada.

(1)	Revised intentions 2003.

Primary Industries

      Agriculture. Ontario has a large and highly diversified agricultural sector. Agricultural activity can be found in most areas of the Province, but production is concentrated in southwestern Ontario, which is located at roughly the same latitude as Northern California and has a climate moderated by the Great Lakes. Provincial agricultural production, based on farm cash receipts, was valued at $7.9 billion in 2002, or 24.3% of the Canadian total — a greater share than any other province.

AGRICULTURAL PRODUCTION

	Year ended December 31,

	1998	1999	2000	2001	2002

	(in millions)
Agricultural Production (1)	$6,814	$6,888	$7,497	$7,789	$7,868

Source: Statistics Canada.

(1)	Farm cash receipt; excludes government program payments.

      Mining. Ontario’s value of mineral production was $5,859 million in 2002. Ontario accounted for 34.4% of Canadian metallic mineral production in 2002. The Province’s most important minerals in terms of 2002 value of production were: nickel, $1,240 million; gold, $1,181 million; cement, $552 million; stone, $515 million and copper, $467 million. Although quantities mined experienced modest changes, prices for most leading minerals increased significantly, resulting in higher overall values of production.

MINERAL PRODUCTION

	Year ended December 31,

	1998	1999	2000	2001	2002

	(in millions)
Mineral Production	$5,065	$5,224	$5,867	$5,769	$5,859

Source: Natural Resources Canada.

     Forestry. Ontario has about 557,000 square kilometers of productive forestland representing 56% of Ontario’s total land area. Timber harvests from this forest base amounted to approximately 25 million cubic meters in 2002. This supported various wood and paper industries in the Province whose value of shipments totaled $15.7 billion in 2002, and equaled 25.3% of the Canadian total.

Energy

      The most recent data available on the energy sector is for 2002. In 2002, the composition of Ontario’s primary energy consumption was: petroleum 30.6%, natural gas and liquids 35.2%, coal 15.6%, nuclear 6.8%, hydro-generated electricity 4.1%, biomass 2.8%, and net inflow of secondary energy 4.9%.

      Total primary energy use in 2002 was 3,340 Petajoules, an increase of 2% from 2001. There were small declines in the use of crude oil and coal and increases in the use of natural gas and natural gas liquids (3.5% and 83.1% respectively). Net secondary inflows increased by 41%. Net secondary flows consist mainly of automotive fuels of which Ontario is a net importer, plus adjustments such as stock changes.

Service Sector

      The service sector is the largest component of Ontario’s economy, accounting for approximately 69.3% of Ontario’s GDP (measured in 1997 dollars) at basic prices, in 2002. Ontario has a modern and diversified services sector. It includes a wide variety of industries serving businesses, individuals and governments.

SERVICES PRODUCING INDUSTRIES REAL GROSS DOMESTIC PRODUCT

(measured in 1997 dollars at Basic Prices)

	Year ended December 31,

	1998	1999	2000	2001	2002

	(in millions)
Finance, Insurance and Real Estate (1)	$45,505	$48,892	$52,670	$55,042	$57,207
Wholesale and Retail Trade	39,763	43,156	46,085	46,849	49,760
Professional, Scientific & Technical Services	15,672	18,053	19,736	20,742	21,386
Information and Cultural Industries	12,136	14,659	16,150	17,304	18,278
Transportation and Warehousing	14,329	15,541	16,142	15,869	16,119
Administrative & Other Support Services	7,861	8,800	9,274	9,649	10,109
Accommodation and Food Services	7,648	8,608	8,759	8,938	8,981
Arts, Entertainment and Recreation	3,140	3,375	3,667	3,739	3,892

Health Care and Social Assistance	19,889	20,628	20,960	21,621	22,302
Government Services	18,430	18,693	19,111	19,865	20,248
Educational Services	17,235	17,148	17,202	17,390	17,644

Owner-Occupied Housing	28,664	29,550	30,724	31,930	33,299
Other Services	7,713	8,467	8,841	9,150	9,389

Total(2)	$237,984	$255,569	$269,319	$278,087	$288,614

Source: Statistics Canada.

(1)	Excluding owner-occupied housing.

(2)	Totals may not add due to rounding.

      Finance, insurance and real estate are the largest component of Ontario’s service sector output. In 2001, Ontario’s share accounted for 48% of Canada’s finance, insurance and real estate output, the highest share of any province.

      Ontario’s sizable financial services sector is due in large part to the large number of head offices of industrial and financial companies located in the Toronto area. The Toronto Stock Exchange (“TSX”) is Canada’s premiere stock exchange with value of trading of $637.7 billion in 2002.

      Ontario also has a strong presence in professional, scientific and technical services output, accounting for 49% of the Canadian total. Wholesale and retail trade help support the spending of business and consumers, including investment and imports. Ontario accounts for 43% of Canada’s wholesale and retail trade output and 44% of Canada’s information and cultural services.

(4) Labour Force

      From 1997 to 2002, Ontario’s labour force increased at an average annual rate of 2.3%, while Canada’s increased at an average annual rate of 1.9%. During 2002, the Ontario labour force averaged approximately 6.53 million persons. In 2002, the Ontario participation rate of 67.8% was 0.9 percentage points higher than the Canadian rate. Reflecting the industrial structure of the Province, 98.7% of employment was in the non-agricultural sector. The service sector, which has been a major source of employment growth, accounted for 73.0% of Ontario’s employment, while manufacturing and construction accounted for 24.3% and agriculture, utilities and other primary industries accounted for 2.7%. In 2002, the unemployment rate averaged 7.1%, 0.6 percentage points below the national average of 7.7%.

LABOUR FORCE

	1998	1999	2000	2001	2002

The Ontario Labour Force
Labour Force (thousands)	5,914.3	6,070.8	6,227.9	6,364.4	6,531.5
Employed (thousands)	5,490.0	5,688.1	5,872.1	5,962.7	6,068.0
Unemployment Rate (%)	7.2	6.3	5.7	6.3	7.1
Participation Rate(1) (%)	66.0	66.6	67.2	67.3	67.8
The Canadian Labour Force
Unemployment Rate (%)	8.3	7.6	6.8	7.2	7.7
Participation Rate(1)(%)	65.1	65.6	65.9	66.0	66.9

Source: Statistics Canada.

(1)	The percentage of working age population in the labour force.

ONTARIO EMPLOYMENT BY INDUSTRY — 2002

	Thousands	% Of Total

Agriculture	76	1.3
Other Primary Industries	34	0.6
Manufacturing	1,120	18.5
Construction	354	5.8
Utilities	51	0.8
Service Sector	4,433	73.0

Total	6,068	100.0

Totals may not add due to rounding.

Sources: Statistics Canada and Ontario Ministry of Finance.

(5) Social Security System

      The Province provides a wide range of health care, social services and income security assistance to Ontarians. Until 1995-96, the Province received funding for health care from the Federal Government under the Established Programs Financing (“EPF”) arrangements. This national funding arrangement provided support for the provision of provincial health care programs as well as post-secondary education.

      The Province also provides income security assistance to individuals and families to replace earnings or provide income support. Until 1995-96, income supplementation related to defined needs was provided, when necessary, on a cost-shared basis with the Federal Government under the Canada Assistance Plan (“CAP”). In their 1995 budget, the Federal Government announced major cutbacks to social transfers to the provinces and territorial governments. Beginning in 1996-97, the EPF arrangements and CAP were replaced by the Canada Health and Social Transfer (“CHST”). See “3. Public Finance — (3) Revenue — Federal Government Payments” below.

      The Federal Government also provides the Employment Insurance (“EI”) program and the Canada Pension Plan (“CPP”), a national contributory earnings-related pension system. CPP Benefits include retirement pensions, disability pensions, survivor benefits, orphan benefits and death benefits. In 2002, Ontario residents received about $11.2 billion in benefits from the CPP and about $4.3 billion in total benefits from EI. Both of these programs are financed through payroll taxes paid by employers and employees. The EI Account is included in the federal budget and is administered through a federal ministry. The CPP Account is separate from the federal budget, managed independently by the CPP Investment Board and invested in marketable and non-marketable securities.

      The Federal Government also provides universal and income-tested support for senior citizens through Old Age Security (“OAS”) pensions, the Guaranteed Income Supplement (“GIS”) program and Spouse’s Allowance. The Ontario government provides an income-tested supplement for seniors, the Guaranteed Annual Income System (“GAINS”), which is paid to GIS recipients with low incomes. In 2002, seniors in Ontario received a total of about $9.3 billion from these federal programs and about $86 million from GAINS.

      In addition, the federal and provincial governments provide cash transfers to families raising children. The federally administered Canada Child Tax Benefit (“CCTB”) and National Child Benefit (“NCB”) Supplement provide basic benefits to most families with children and targeted benefits to low-income families with children. In the 2002 benefit year, Ontario families received about $2.8 billion in benefits from these programs. The Ontario government provides children’s benefits through the Ontario Child Care Supplement (“OCCS”) for Working Families. The OCCS provides over $200 million annually in tax-free benefits to low- to middle-income working families with young children.

      The Ontario government and municipalities jointly share responsibility for providing income support to individuals and families whose income is insufficient to meet their basic needs. In 2002-03, about $4.5 billion in cash transfers were provided through social assistance programs.

(6) Government Responsibilities and Relationships

Constitutional Framework

      Canada is a federation and its constitution (“the Constitution”) provides for a division of responsibilities between the federal and provincial governments. Each province and the Federal Government have supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.

      The Federal Government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights and natural resources.

      The Constitution of Canada was amended in 1982. The Constitution Act, 1982(the “Constitution Act”) established a Charter of Rights and Freedoms and a procedure for amending the Constitution. Nothing in the Constitution Act diminishes the taxing or spending authority of the provinces.

Operational Framework

      Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi-independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some municipalities borrow in their own names in various capital markets (See “4. Public Debt — (4) Consolidated Debt of the Ontario Public Sector” below) as did Ontario Hydro prior to its restructuring in April 1999 (See “4. Public Debt — (2) Assets and Liabilities, (ii) Assets — Ontario Electricity Industry” below).

Implications for Provincial Financial Statements

      The provinces have been assisted with their responsibilities in areas such as health, post-secondary education and social assistance by transfer payment arrangements between the federal and provincial governments. Through these arrangements, the Federal Government provides revenues to provincial governments to finance programs under provincial jurisdiction.

      Federal-provincial funding arrangements create extensive financial interrelationships between the Province, the Federal Government and provincially-created bodies. These financial interrelationships are important in understanding the revenue, expenditure and financing activity of the Province. For example, in fiscal 2003-04, approximately 14.8% of the Province’s revenue is expected to come from the Federal Government. At the same time, almost $22.6 billion, or approximately 33% of total provincial operating expenditure in fiscal 2003-04, were in the form of provincial transfer payments to fund hospitals (excluding SARS-related exceptional costs in the health sector), colleges, universities, and school boards.

      Investing in provincially-created bodies has an impact on the reporting of assets. As at March 31, 2003, approximately 42.0% of the Financial Assets of the Province could be attributed to these intermediary activities. (See “4. Public Debt — (2) Assets and Liabilities” below).

3. PUBLIC FINANCE

(1) Financial Reporting

Overview

      Annually, the Province publishes its Public Accounts, which include the Annual Report and Consolidated Financial Statements for the fiscal year ended March 31, together with ministry statements, detailed schedules of ministry expenditures, financial statements of significant provincial corporations, boards and commissions that are part of the government reporting entity and other miscellaneous financial statements. The Provincial Auditor examines the Public Accounts of the Province and provides an opinion thereon to the Legislative Assembly. In addition, the Provincial Auditor is required to submit an annual report to the Legislative Assembly.

Summary of Significant Accounting Policies

      In its Consolidated Financial Statements and Budget, the Province follows accounting principles for governments recommended by the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”) and, where applicable, the recommendations of the Accounting Standards Board (“AcSB”) of the CICA. Significant accounting policies are outlined below.

Reporting Entity

      The activities of the Consolidated Revenue Fund are combined with the activities of those organizations that are accountable for the administration of their financial affairs and resources; either to a minister of the government or directly to the Legislature, and that are owned or controlled by the government. All of these organizations that meet one of the following criteria are individually consolidated: i) revenues, expenditures, assets or liabilities greater than $50 million or ii) outside sources of revenues, deficit or surplus greater than $10 million. The activities of all other organizations are reflected in the financial statements through the accounts of the ministries responsible for them. Trusts administered by the government on behalf of other parties are excluded from the financial statements.

Principles of Consolidation

      Government organizations, except for government business enterprises, are consolidated on a line-by-line basis with the Consolidated Revenue Fund in the financial statements. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies described below, and to eliminate significant inter-organization accounts and transactions.

      Government business enterprises are defined as those government organizations that (i) have the financial and operating authority to carry on a business, (ii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations and (iii) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item on the Consolidated Statement of Operations.

The Ontario Electricity Financial Corporation (“OEFC”)

      The Ontario Electricity Financial Corporation, a government organization, is consolidated on a line-by-line basis starting in 2002-03. This change in reporting is consistent with PSAB recommendations. The comparative figures for fiscal years 1999-00 to 2001-02 have been reclassified as necessary to conform to the revised format. In prior years, special reporting status was accorded to the OEFC and the net impact of OEFC’s excess (shortfall) of revenues over expenses was reported as Decrease (Increase) in Stranded Debt from Electricity Sector. OEFC’s unfunded liability was reported as Stranded Debt. This accounting reflected the legislative structure put in place to ensure OEFC’s revenues are derived from electricity sector ratepayers and not taxpayers, and that these revenues can be used only to service and retire OEFC debt. This legislative structure remains in place.

Revenue

      Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received or receivable prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.

Expense

      Expenses are recognized in the fiscal year that the events giving rise to the expense occur and resources are consumed. Expenses include:

—	transfer payments authorized and owing to recipients,

—	interest accruing on debt,

—	the incurrences of liabilities for goods or services consumed,

—	the amortization of tangible capital assets, and

—	losses in the value of assets.

      Commencing in 2002-03, the costs of tangible capital assets, except land and land improvements with an indefinite life, are amortized and recognized as expenses over their estimated useful lives. In 2001-02 and prior years, the costs of tangible capital assets were recognized as annual expenditures when the assets were acquired or constructed.

      For significant capital leases entered into by the Province, an amount equal to the present value of the minimum lease payments required over the term of the lease is recorded as an expense at the inception of the lease, with an offsetting liability recorded for the lease obligation.

Liabilities

      Liabilities are recorded to the extent that they represent obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. Liabilities include probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined. Liabilities also include obligations to government business enterprises.

      Debt is comprised of treasury bills, commercial paper, medium and long-term notes, savings bonds, debentures and loans. Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the agreements. Other foreign currency debt, liabilities and assets are translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.

      Interest on Debt includes: i) interest on outstanding debt; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) interest income on investments and loans.

      The Province uses derivative financial instruments (“derivatives”) for the purposes of minimizing interest costs and to manage risk. The Province does not use derivatives for speculative purpose. Derivatives are financial contracts, the value of which is derived from underlying instruments. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.

      The liability for retirement benefits represents the government’s share of the actuarial present values of retirement benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province’s share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between fiscal year-ends of the retirement benefits plans and the Province. The liability for retirement benefits is calculated on an actuarial basis using the government’s best estimate of future inflation rates, investment returns, employee salary levels and other underlying assumptions. When actual plan experience differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the average remaining service life of plan members.

Assets

      Assets are resources controlled by the government from which it will derive future benefits. Assets are recognized in the year the events giving rise to the government’s control of the benefit occur. Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash, temporary investments, accounts receivable, loans receivable, advances, and investments in government business enterprises. Non-financial assets are resources which will be consumed in the normal course of operations or in the delivery of government services. Tangible capital assets are non-financial assets.

Accounting Policy Change 2002-03

      In accordance with PSAB’s recommendations, tangible capital assets are being recognized in the financial statements of the Province commencing with the 2002-03 fiscal year. Under this revised accounting policy, the costs of tangible capital assets are capitalized and amortized as expenses of operations over their estimated useful service lives. In 2001-02 and prior years, the costs of tangible capital assets were recognized as expenditures when the assets were acquired or constructed. The Province is phasing in the implementation of the new PSAB recommendations and has initially recorded land, buildings and transportation infrastructure assets owned by the Province. These assets comprise most of the Province’s tangible capital assets. The remaining tangible capital assets owned by the government will be included in the financial statements at a future date. In addition, all tangible capital assets owned by government organizations that are consolidated in the financial statements have been recognized.

      The net book value of the tangible capital assets as at April 1, 2002 was established as $13.3 billion. The revised accounting policy has been implemented retroactively with the accumulated deficit at April 1, 2002 being correspondingly reduced. In addition, $97 million of properties held for sale reported in the prior year were reclassified during the current year as tangible capital assets in accordance with PSAB recommendations.

The Budget

      Traditionally, a Budget is tabled each year by the Ontario Minister of Finance in the Legislative Assembly, setting out the expense program and revenue forecast for activities to be undertaken for Provincial purposes. In addition, a publication entitled “Ontario Finances” provides a quarterly update to reflect in-year developments, budget performance and policy actions and the “Ontario Economic Outlook and Fiscal Review” traditionally provides a more comprehensive update of second quarter numbers.

(2) Fiscal Position

      The following table provides an overview of the Province’s revenue, expense and annual surplus (deficit) for each of the fiscal years in the five-year period ending March 31, 2003 and information from the 2003 Ontario Economic Outlook and Fiscal Review. The difference between revenue and expense is the annual “surplus” or annual “deficit” with adjustments for the reserve.

ONTARIO’S FISCAL POSITION

							Rate of Growth
		Restated(2)	Restated(2)	Restated(2)		Outlook	2002-03 to
	1998-99	1999-00	2000-01	2002-03	2002-03	2003-04(1)	2003-04

	(in millions)						(%)
Revenue
Taxation Revenue	$43,077	$46,970	$49,476	$48,025	$49,551	$49,947	0.8
Government of Canada	4,515	5,885	6,129	7,754	8,894	10,264	15.4
Income from Investment In Government Business Enterprises	2,547	3,708	3,855	3,345	3,942	3,434	(12.9)
Other Revenue	5,647	8,241	6,584	7,125	6,222	5,887	(5.4)

Total Revenue	55,786	64,804	66,044	66,249	68,609	69,532	1.3

Expense
Programs	46,557	48,222	51,146	53,647	56,922	62,554	9.9
Capital	2,215	4,887	2,123	1,890	1,876	2,574	37.2
Interest on Debt	9,016	11,027	10,873	10,337	9,694	10,025	3.4

Total Expense	57,788	64,136	64,142	65,874	68,492	75,153	9.7

Annual Surplus/(Deficit)	$(2,002)	$668	$1,902	$375	$117	$(5,621)	—

Source: Ontario Ministry of Finance.

(1)	Outlook 2003-04 refers to information contained in the 2003 Ontario Economic Outlook and Fiscal Review.

(2)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis starting in 1999-00. Expense and revenue totals for prior years have been restated to reflect the new accounting treatment.

Fiscal Outlook 2003-04

      Ontario is currently projecting a deficit of $5,621 million for 2003-04. The current fiscal outlook for 2003-04 reflects changes in the accounting treatment of the Ontario Electricity Financial Corporation (“OEFC”) consistent with the recently released 2002-03 Public Accounts and the recommendation of the Report on the Review of the 2003-04 Fiscal Outlook, commonly known as the Peters Report, as well as the impact of recent revenue and expense measures announced by the government.

      The 2002-03 actual and fiscal outlook for 2003-04 below are extracted from material presented by the Minister of Finance in the 2003 Ontario Economic Outlook and Fiscal Review.

FISCAL SUMMARY(1)

		Outlook
	2002-03	2003-04(2)

	(in billions)
Revenue	$68.6	$69.5
Expense
Programs	56.9	62.6
Capital	1.9	2.6
Interest on Debt	9.7	10.0

Total Expense	68.5	75.2
Surplus/(Deficit)	$0.1	$(5.6)

Source: Ontario Ministry of Finance

(1)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis.

(2)	Outlook 2003-04 refers to information contained in the 2003 Ontario Economic Outlook and Fiscal Review.

Revenues

      Total revenue is projected at $69,532 million in 2003-04, up $923 million or 1.3% from the 2002-03 level. This increase is primarily due to higher federal payments and a modest increase in tax revenue, partially offset by lower income from government enterprises and other non-tax revenue.

      Personal Income Tax (“PIT”) revenue in 2003-04 is projected to increase by $405 million, only 2.2% higher than in 2002-03. This increase is consistent with current estimated wages and salaries growth and the latest 2002 PIT assessment information.

      Retail Sales Tax (“RST”) revenue is expected to increase by $367 million in 2003-04 or 2.6%. This relatively modest growth reflects the underlying consensus economic forecast for 2003 retail sales growth and impacts of tax measures during 2003-04.

      Corporations Tax (“CT”) revenues in 2003-04 are expected to be $244 million lower than in 2002-03, or a decline of 3.3%. The decline is primarily due to prior year revenue adjustments which reduced 2003-04 CT revenues. Excluding these from consideration, CT growth would be consistent with the projected 2003 corporate profits growth of 11.5%.

      Revenue from all other taxation revenue sources combined is expected to fall by $132 million in 2003-04, or 1.4% lower than in 2002-03. The revenue decline is due to lower revenues from Electricity Sector Payments-in-Lieu of Taxes caused by lower electricity demand and the August 2003 power blackout, as well as one-time factors that boosted 2002-03 Other Taxation revenues.

      The 2003-04 Canada Health and Social Transfer (“CHST”) payments and CHST Supplement payments are expected to increase by $133 million, while all other transfers from the Government of Canada are expected to increase by $1,237 million for a total of $1,370 million, or 15.4% over 2002-03. This reflects increased federal support for a wide range of Provincial programs and initiatives, largely in the health sector, and $330 million in federal SARS relief.

      Income from Investment in Government Business Enterprises is expected to decline by $508 million in 2003-04, or 12.9%. This is due to the lower combined net income expected from Ontario Power Generation Inc. (“OPG”) and Hydro One Inc. (“HOI”) resulting from lower electricity demand and the August 2003 power blackout. Also, the net income of the Ontario Lottery and Gaming Corporation (“OLGC”) is expected to decline as gaming activity was affected by SARS, the August power blackout, security-related border crossing slowdowns, the depreciation of the U.S. dollar and increased cross-border competition.

      Other Revenue is expected to decrease by $335 million, or 5.4% in 2003-04. This is largely due to one-time revenues included in 2002-03 such as the fee earned in the Bruce Nuclear Plant transaction.

Expense

      Total expense in 2003-04 is projected at $75,153 million, an increase of $6,661 million from 2003-03 level of $68,492 million. This increase in expense is primarily due to higher levels of spending for health care, education, the post-secondary sector and infrastructure.

      While the Province supports a wide range of services to the public, funding for health care and education accounts for the largest share of spending. In 2003-04, total health care spending of $29.0 billion is expected to account for 39% of total Provincial spending. Education and Training, which includes Provincial spending in support of school boards and Provincial grants for colleges, universities and training totals $14.2 billion or 19%. Funding for social services represents $8.2 billion or 11%.

(3) Revenue

Overview

      The following table sets forth historical revenue information for each of the fiscal years in the five-year period ended March 31, 2003 and information from the 2003 Ontario Economic Outlook and Fiscal Review.

      Total revenue in fiscal 2003-04 is projected to be $69,532 million. Tax revenue is projected at $49,947 million or 71.8% of total revenue. Federal transfers, at $10,264 million are 14.8% of total revenue. All other revenues, including Income from Investment in Government Business Enterprises, are projected to be $9,321 million, 13.4% of total revenue.

ONTARIO’S REVENUE

							% of Total
		Restated(2)	Restated(2)	Restated(2)		Outlook	Revenue
	1998-99	1999-00	2000-01	2001-02	2002-03	2003-04(1)	2003-04

	(in millions)
Taxation Revenue
Personal Income Tax	$17,190	$17,617	$17,911	$19,097	$18,195	$18,600	26.8
Retail Sales Tax	11,651	12,879	13,735	13,803	14,183	14,550	20.9
Corporations Tax	7,447	8,095	9,200	6,646	7,459	7,215	10.4
Employer Health Tax	2,882	3,118	3,424	3,502	3,589	3,705	5.3
Gasoline & Fuel Taxes	2,660	2,819	2,820	2,851	2,988	3,005	4.3
Tobacco Tax	447	481	504	703	1,183	1,310	1.9
Land Transfer Tax	470	565	642	665	814	835	1.2
Electricity Payments-In-Lieu of Taxes	—	1,089	907	387	711	532	0.8
Other Taxation	330	307	333	371	429	195	0.3

	43,077	46,970	49,476	48,025	49,551	49,947	71.8
Other Revenue
Income from Investment In Government Business Enterprises	2,547	3,708	3,855	3,345	3,942	3,434	4.9

Vehicle and Driver Registration Fees	890	911	929	941	982	933	1.3
Electricity Debt Retirement Charge	—	—	—	—	889	979	1.4
Liquor Licences	519	539	525	530	530	477	0.7
Other Fees and Licenses	661	511	503	474	606	531	0.8
Royalties	289	345	235	224	304	225	0.3
Sales and Rentals	640	2,133	637	344	560	571	0.8
Power Sales	—	741	695	815	635	611	0.9
Revenue Pool Residual	—	172	748	1,296	24	—	—
Reimbursements	2,408	1,942	1,809	1,592	1,111	1,208	1.7
Miscellaneous	240	1,119	1,251	2,205	605	352	0.5

	5,647	8,241	6,584	7,125	6,222	5,887	8.5
Government of Canada
Canada Health and Social Transfer	3,553	4,722	4,895	6,211	7,537	7,670	11.0
Other Federal Payments	962	1,163	1,234	1,543	1,357	2,594	3.7

	4,515	5,885	6,129	7,754	8,894	10,264	14.8

Total Revenue	$55,786	$64,804	$66,044	$66,249	$68,609	$69,532	100.0

Source: Ontario Ministry of Finance.

Totals may not add due to rounding.

(1)	Outlook 2003-04 refers to information contained in the 2003 Ontario Economic Outlook and Fiscal Review.

(2)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis starting in 1999-00. Revenue totals for prior years have been restated to reflect the new accounting treatment.

Taxation

      The Constitution provides for a division of taxation authority between the federal and provincial governments. Local governments derive their taxing powers from the Province. In accordance with its policy of centralized financing, the Province has delegated its taxing powers respecting real property taxes to local governments.

      Personal Income Tax. Ontario and the Federal Government impose a personal income tax (“PIT”) on individuals resident in Ontario. This tax is the Province’s largest single source of revenue.

      Beginning with the 2000 taxation year, Ontario basic PIT is calculated as a percentage of taxable income. It is collected by the Federal Government on Ontario’s behalf. The tax rates for 2003 are as follows: 6.05% of the first $32,435 of taxable income plus 9.15% of the portion of taxable income between $32,435 and $64,871, plus 11.16% of the portion of taxable income over $64,871. Ontario non-refundable tax credits are provided for individual and family circumstances (e.g., basic amount, spouse, medical expenses), at the rate of 6.05% in 2003 (and 11.16% for charitable donations in excess of $200), before calculating the provincial surtax or Ontario Tax Reduction.

      Ontario also applies a surtax on higher-income earners. For the 2003 taxation year, the surtax is equal to 20% of basic Ontario PIT in excess of $3,747, plus an additional 36% of basic Ontario PIT in excess of $4,727. For taxpayers with low or moderate incomes, the Ontario Tax Reduction reduces or eliminates Ontario PIT.

      Retail Sales Tax. Ontario applies an 8% tax on the retail sales of most tangible personal property, prepared food priced over $4 and some services, including group insurance premiums. Other rates apply to certain goods and services, such as 5% on transient accommodation, 10% on admissions priced over $4 to places of amusement and on alcoholic beverages purchased at licensed premises, and 12% on alcohol purchased at retail outlets. There are exemptions from retail sales tax, including those for groceries, prescription drugs, children’s clothing, farm equipment, farm building materials and production machinery and equipment. The 2000 Ontario Budget announced the phase-out of retail sales tax on motor vehicle insurance premiums and on repairs and replacements made under warranty in stages until the tax is eliminated as of April 1, 2004.

      Under the Retail Sales Tax Act, the Tax for Fuel Conservation applies to the purchase or lease of a new passenger vehicle or sport utility vehicle and is based on the published highway fuel efficiency rating of the vehicle. Light trucks and vans are not subject to this tax. The tax applies to all passenger vehicles with a fuel efficiency rating of 6.0 litres of gasoline or diesel fuel per 100 kilometers and all sport utility vehicles with a fuel efficiency rating of 8.0 litres of gasoline or diesel fuel per 100 kilometers, and increases as fuel efficiency of the vehicle declines. For new passenger vehicles only, a tax credit of $100 is granted for fuel efficiency ratings of less than 6.0 litres of gasoline or diesel fuel per 100 kilometers.

      Corporate Income Tax. The Province taxes corporate income allocated to Ontario. Corporate income tax rate cuts originally scheduled for January 1, 2002 were accelerated by three months to take effect on October 1, 2001. The general corporate income tax rate was reduced from 14% to 12.5% and the tax rate on income from manufacturing and processing, mining, logging, fishing and farming (hereinafter “M&P”) was reduced from 12% to 11%. The 2002 Ontario Budget proposed that starting January 1, 2004, the general tax rate and the M&P tax rate will be reduced annually by 1.5% and 1% respectively, until both rates reach 8% in 2006. The new government has repealed these planned tax cuts and increased the general and M&P rates to 14% and 12%, respectively, effective January 1, 2004.

      Effective October 1, 2001 the corporate income tax rate for Canadian-controlled private corporations was reduced from 6.5% to 6.0% on the first $280,000 of active business income. This tax rate was cut to 5.5% on January 1, 2003, with the intention of reducing it to 5% on January 1, 2004 and to 4% on January 1, 2005. Concurrently, the income threshold for the small business rate (currently at $320,000) was to be increased by $40,000 each year until it reaches $400,000 in 2005. The new government has repealed these future tax cuts, held the small business rate at 5.5%, and increased the income threshold to $400,000, effective January 1, 2004.

      Ontario provides assistance for scientific research and experimental development (“SR&ED”) activities through: (1) a 10% refundable innovation tax credit for qualified SR&ED expenses; (2) a full deduction for qualified expenses in the year they are incurred; (3) a 20% refundable tax credit for SR&ED done through specified research institutions; and (4) a tax exemption for the federal SR&ED investment tax credit that relates to SR&ED incurred in Ontario.

      Ontario provides a number of refundable tax credits on labour expenditures for certain other corporate activities carried out in Ontario: a 10% to 15% co-operative education tax credit for hiring students and leading edge technology apprentices; a 30% book publishing tax credit; a 10% to 15% graduate transition tax credit for hiring recently unemployed post-secondary graduates; a 20% computer animation and special effects tax credit; a 20% tax credit for producing Canadian film and television productions (30% for first-time producers), with an additional 10% bonus for qualifying regional productions; an 11% film and television production services tax credit for non-Canadian productions, with an additional 3% bonus for qualifying regional productions; a 20% interactive digital media tax credit; and a 20% sound recording tax credit.

      Ontario also provides additional deductions from income equal to 30% of the capital cost of pollution control equipment, childcare facilities and new school buses purchased after May 4, 1999 and before January 1, 2006 and 100% of the costs of accommodating newly hired employees with disabilities. An additional 15% deduction is provided for donations or price discounts to Ontario post secondary educational institutions in respect of new teaching equipment and learning technologies.

      Corporations or a group of associated corporations with total assets over $5 million or gross revenues over $10 million are subject to a minimum tax (the “CMT”). The CMT is applied at a rate of 4% on accounting income less certain deductions, such as dividend income. The CMT is reduced by regular corporate income tax payable in the year.

      Insurance Premiums Tax. Insurance companies pay a 2% tax on net premiums in respect of accident, sickness and life insurance for persons resident in Ontario. A 3% tax is levied on net premiums in respect of any other contract of insurance in Ontario. Contracts in respect of property insurance also bear an additional 0.5% tax on net premiums. A 2% premiums tax is also payable by employers in respect of uninsured benefit arrangements.

      Life insurance companies are subject to a special additional tax of 1.25% on taxable paid-up capital in Ontario. The first $10 million in paid-up capital is exempt from tax. This tax is reduced by regular income tax and any corporate minimum tax payable in the year.

      Capital Tax. The Province levies a capital tax on paid-up capital allocated to Ontario. Insurance companies do not pay this tax. The general capital tax rate is 0.3%. Deposit taking financial institutions are subject to a capital tax of 0.6% on the first $400 million of taxable capital and 0.9% on taxable capital in excess of $400 million. Non-deposit taking financial institutions are subject to a capital tax of 0.6% on the first $400 million of taxable capital and 0.72% on taxable capital in excess of $400 million. Ontario credit unions, Caisses Populaires and family farm/fishing corporations are exempt from capital tax. Regular corporations and financial institutions are entitled to a $5 million deduction from taxable capital.

      A capital tax credit is available to financial institutions that make eligible capital investments in or provide low interest rate loans to Ontario small businesses.

      Mining Tax. The Mining Tax Act levies a tax on profits from the extraction of minerals in Ontario. The tax is levied on the operator’s profit in excess of $500,000. The 2000 Ontario Budget introduced a plan to lower the mining tax rate from 20% to 10% by January 1, 2004. On January 1, 2002, the rate was cut from 16% to 14%, and on January 1, 2003, from 14% to 12%. There is a three-year or $10 million profit exemption available to new or expanded mines. To assist mines in remote areas of the Province, the three-year exemption is extended for up to ten years for new remote mines. As well, the profits from remote mines are taxed at a rate of 5% after the 10-year or $10 million profit exemption.

      Employer Health Tax. Ontario levies an employer health tax on total Ontario remuneration paid by employers. Employers with total Ontario remuneration of $200,000 or less calculate tax payable at a rate of 0.98%; employers with total Ontario remuneration between $200,000 and $400,000 calculate this tax at graduated rates between 0.98% and 1.95%; and employers with total Ontario remuneration in excess of $400,000 calculate tax at a rate of 1.95%. For the 1999 taxation year and subsequent years, the first $400,000 of total Ontario remuneration paid by eligible businesses is exempt.

      Land Transfer Tax. Ontario levies a land transfer tax on the value of consideration of most registered conveyances and unregistered dispositions of beneficial interest in land in Ontario. The land transfer tax applies at graduated rates ranging from 0.5% for value of consideration of $55,000 or less, 1.0% on the value of consideration between $55,000 and $250,000 and 1.5% for value of consideration exceeding $250,000. Where the value of consideration exceeds $400,000 and the property contains one or two single-family residences, there is an additional 0.5% (in addition to the 1.5%) tax levied on the amount exceeding $400,000. As part of the 2000 Budget, the land transfer tax refund program for first-time buyers of newly constructed homes was made permanent. Eligible purchasers are entitled to a refund of up to $2,000 under the program.

      Other Significant Taxes. Taxes are applied to the purchases of gasoline (Gasoline Tax Act) and use of diesel fuel (Fuel Tax Act). The taxes apply to use in on-road motor vehicles and certain off-road uses (i.e. recreational boats, snowmobiles, lawn mowers). Under the Gasoline Tax Act, the tax rate for gasoline is 14.7 cents per litre; for propane, 4.3 cents per litre; and for fuels used to power aircraft, 2.7 cents per litre. Under the Fuel Tax Act, the tax rate for diesel fuel is 14.3 cents per litre; and for diesel fuel used to power railroad locomotives, 4.5 cents per litre.

      Tobacco Tax. Ontario’s tobacco tax rate is set by formula as 74% of the average retail price of a pack of 25 cigarettes, net of all taxes, plus 100% of any changes to federal tobacco excise duties or excise taxes for cigarettes. As a result of this formula, any adjustment in federal tobacco tax rates is automatically matched by an equal adjustment in the Ontario tobacco tax rate. The current Ontario tobacco tax is 9.85 cents per cigarette or per gram or part gram of cut tobacco. The tax on cigars is 56.6% of the retail price.

      Race Tracks Tax. Ontario also levies a racetracks tax on wagers on horse races at 0.5% on all bets.

Federal Government Payments

      Approximately 14.8% of the Province’s revenue in fiscal 2003-04, $10,264 million, was received through cash payments from the Federal Government. These payments increased by $1,370, from $8,894 in 2002-03. Federal payments are intended to assist the Province in providing necessary services in areas of provincial jurisdiction.

      Canada Health and Social Transfer (“CHST”). The largest cash transfers from the Federal Government, in the form of CHST payments, are to assist the Province in providing health care, post-secondary education and other social programs. In fiscal year 2002-03, payments to Ontario under the CHST were $7,537 million, including $191 million from the CHST Supplement Trust announced in the 2000 federal budget. In 2003-04, CHST payments to Ontario are expected to total $7,670 million, including $192 million from the 2000 CHST Supplement and $386 million from the 2003 CHST Health Supplement.

      The CHST is a block fund contribution by the Federal Government in respect of social programs under the Federal-Provincial Fiscal Arrangements Act. It replaced both the Established Programs Financing (“EPF”) and Canada Assistance Plan (“CAP”), beginning in 1996-97. To receive the CHST cash contribution, provinces must comply with the Canada Health Act and may not impose a residency requirement in determining eligibility for social assistance.

      CHST total entitlements include both cash and tax entitlements. CHST tax entitlements are the value of 13.5 of each province’s personal income tax (“PIT”) points and one corporate income tax (“CIT”) point transferred to provinces in 1977-78 under the EPF arrangements.

      As of 1998-99, CHST cash entitlements, $12.5 billion nationwide, had been reduced by $6.2 billion, or 33%, from combined CAP and EPF cash entitlements in 1994-95. The 1999 Federal Budget announced that by 2002-03, there would be a nationwide restoration of $2.5 billion of the $6.2 billion cut previously by the Federal Government from CHST cash entitlements.

      CHST Supplements. The 1999 Federal Budget also established a one-time CHST Supplement Trust for Health Care of $3.5 billion. It was allocated among provinces on an equal per capita basis. Ontario’s share, $1,323 million, was withdrawn from the Trust and was spent by the Province on health care over three years, 1999-00, 2000-01 and 2001-02.

      The 2000 Federal Budget announced another CHST Supplement Trust of $2.5 billion, which also was allocated among provinces on an equal per capita basis. Ontario’s share, $952 million, was withdrawn from the Trust and is being spent on health care between 2000-01 and 2003-04.

      First Ministers’ Meeting. At the February 2003 First Ministers’ Meeting (“FMM”), the federal government announced a $2.5 billion CHST Health Supplement, which was allocated on a per capita basis. Ontario will record its share, $967 million, over three years: $386 million in 2003-04, $387 million in 2004-05, and $194 million in 2005-06, according to the federal draw down schedule.

      Only the portions of the Supplements that were expensed have been reported as revenue in Ontario budgets and, subsequently, in the 2003 Economic Outlook and Fiscal Review, including $755 million in 1999-00, $758 million in 2000-01, $380 million in 2001-02 and $192 million in 2002-03. The Supplements reported as revenue in 2003-04, $577 million, includes $192 million from the 2000 CHST Supplement and $386 million from the 2003 CHST Supplement. The 2003 Economic Outlook and Fiscal Review does not include any potential increases such as Ontario’s share of the additional $2 billion CHST funding, which is contingent on the level of the federal 2003-04 surplus, as these amounts will not be confirmed until late 2004.

      Along with the $2.5 billion CHST Health Supplement, the federal government established the Health Reform Fund and the Diagnostic/ Medical Equipment Fund. In 2003-04, Ontario’s share of this funding is $387 million for the Health Reform Fund and $193 million as the first year of the three-year Diagnostic/ Medical Equipment Fund.

      At the same First Ministers’ meeting, a one-time $2 billion CHST “Top-Up” was created, which the federal government was expected to make available in 2003-04. At the federal Fall 2003 Economic and Fiscal Update, the federal Minister of Finance indicated that the CHST “Top-Up” would not be made available to the provinces until it closed its books on the 2003-04 fiscal year in the Fall of 2004. At that time, the federal government would allocate the first $2 billion of its surplus to the provinces for health care. Ontario’s share would be $771 million.

      Other Federal Payments. In 2002-03, the Province received $1,357 million from the Federal Government for programs other than the CHST and CHST Supplements.

      In 2003-04, Ontario expects to receive a total of $2,594 million through other federal programs, including $643 million for social housing, $285 million for infrastructure, $140 million for Indian welfare services, $64 million for bilingualism development and $330 million in compensation for expenses borne by the province related to SARS.

      Fiscal Stabilization. An integral part of federal-provincial fiscal relations is the Federal Government’s obligation to protect provincial revenues. The Federal Government makes cash payments, to any province if its revenue falls short of the previous year’s total by 5% or more due to a downturn in economic activity. The most recent payment to Ontario under this program was received in 1995-96 in respect of claims made up to and including the 1992-93 fiscal year.

FEDERAL PAYMENTS TO ONTARIO

		Outlook
	2002-03	2003-04

	(in millions)
Canada Health and Social Transfer (“CHST”)	$7,346	$7,093
CHST Supplements	191	577
Health Reform Fund	—	387
Diagnostic/ Medical Equipment Fund	—	193
Social Housing	525	643
Infrastructure	62	285
Other	770	1,086

Total Federal Payments	$8,894	$10,264

Other Revenue

      In 2003-04, approximately 13.4% of revenue is expected from sources other than taxation or federal transfers. This category includes the net income of provincially owned Liquor Control Board of Ontario and Ontario Lottery and Gaming Corporation. Also included is revenue from Vehicle and Driver Registration Fees and Sales and Rentals.

(4) Expense

Overview

      The following table sets forth historical expenditure information for each of the fiscal years from 1998-99 to 2001-02. The table has not been updated to reflect the new ministry structure announced in October 2003.

ONTARIO’S OPERATING EXPENSE(1)

		Restated(1)	Restated(1)	Restated(1)
Ministry	1998-99	1999-00	2000-01	2001-02

	(in millions)
Agriculture and Food	$309	$347	$401	$456
One-Time and Extraordinary Costs	—	—	233	319
Attorney General*	753	846	957	983
Board of Internal Economy	117	154	116	124
Citizenship	82	95	77	71
Community, Family and Children’s Services	7,659	7,512	7,620	7,742
Consumer and Business Services	136	134	155	172
Culture	192	214	236	279
Education	7,719	7,704	7,961	8,354
Phase-in Funding	—	268	—	—
Teachers’ Pension Plan (TPP)	67	(363)	(402)	42
Energy	22	329	344	367
Enterprise, Opportunity and Innovation	148	192	201	222
Environment	162	174	190	265
Executive Offices	17	19	21	19
Finance	998	609	871	885
Interest on Debt	9,016	11,027	10,873	10,337
Power Purchases	—	741	695	815
Support for Children and Seniors	—	278	284	326
Community Reinvestment Fund	678	521	561	557
Health and Long-Term Care	18,867	20,373	22,184	23,713
Health Care Restructuring	50	—	—	—
Major One-Time Health Care Costs	639	286	487	190
Intergovernmental Affairs	4	4	4	4
Labour	108	101	104	110
Management Board Secretariat	353	147	145	263
Retirement Benefits	(219)	(165)	(33)	63
OPS Employee Severance (Net)	—	88	—	(17)
Special Circumstances Fund	180	—	—	—
Municipal Affairs and Housing*	1,611	1,665	1,792	1,135
Native Affairs Secretariat	12	15	16	13
Natural Resources	531	460	417	438
Northern Development and Mines	54	67	69	75
Office of Francophone Affairs	3	3	4	5
Public Safety and Security*	1,296	1,379	1,500	1,601
Tourism and Recreation*	94	153	124	144
Training, Colleges and Universities	3,281	3,285	3,219	3,248
Transportation	634	587	593	664

Total Operating Expense	$55,573	$59,249	$62,019	$63,984

Totals may not add due to rounding.

Source: Ontario Ministry of Finance.

(1)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis starting in 1999-00. Expense and revenue totals for prior years have been restated to reflect the new accounting treatment.

      Starting with the 2003 Ontario Economic Outlook and Fiscal Review, 2002-03 program expenditure figures for the Province of Ontario were set forth as restated figures to reflect the recently announced new government ministry structures. Accordingly, the 2002-03 program expenditure figures contained within the Financial Tables were restated to reflect the new government ministry structures, and the following table sets forth such restated figures. The historical expenditure figures starting from 1998-99 to 2001-02 were not restated and therefore are not readily available. The following table provides an overview of the Province’s expenditure for the 2002-03 fiscal year and information from the 2003 Ontario Economic Outlook and Fiscal Review.

ONTARIO’S OPERATING EXPENSE(1)

			% of Total
		Outlook	Operating
Ministry	2002-03	2003-04	Expenses

	(in millions)
Agriculture and Food	$613	$661	0.9
Attorney General	1,057	1,060	1.5
Board of Internal Economy	146	169	0.2
Children’s Services	2,171	2,314	3.2
Citizenship and Immigration	53	63	0.1
Community and Social Services	5,650	5,840	8.0
Community Safety and Correctional Services	1,898	1,754	2.4
Consumer and Business Services	177	177	0.2
Culture	330	278	0.4
Economic Development and Trade	247	315	0.4
Education	8,998	9,787	13.5
Teachers’ Pension Plan (TPP)	238	340	0.5
Energy	144	130	0.2
Environment	232	274	0.4
Executive Offices	20	20	—
Finance-Own Account	1,092	1,222	1.7
Interest on Debt	9,694	10,025	13.8
Community Reinvestment Fund	622	649	0.9
Electricity Consumer Price Protection Fund	665	292	0.4
Power Purchases	786	918	1.3
Health and Long-Term Care	25,758	27,885	38.4
SARS-related Health Costs	—	622	0.9
Intergovernmental Affairs	6	6	—
Labour	123	120	0.2
Management Board Secretariat	172	336	0.5
Retirement Benefits	102	335	0.5
Contingency Fund	—	625	0.9
Municipal Affairs	636	684	0.9
Native Affairs Secretariat	16	15
Natural Resources	454	530	0.7
Northern Development and Mines	73	74	0.1
Office of Francophone Affairs	3	4	—
Public Infrastructure Renewal	33	35	—
Tourism and Recreation	135	228	0.3
Training, Colleges and Universities	3,471	3,996	5.5
Transportation	801	796	1.1

Total Operating Expense	$66,616	$72,579	100.0

Totals may not add due to rounding.

Source: Ontario Ministry of Finance.

(1)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis. Preliminary allocations by ministry, pending finalization of the realignment of government ministries currently under way.

Social Expenses

      Health and Long-Term Care. Health Care is the largest single component of the Provincial expenditure budget, accounting for an estimated 39% of total expenditure in fiscal 2003-04 outlook. Approximately 61% of Ontario’s health care operating spending will be in the form of operating payments to public hospitals ($10.5 billion in fiscal 2003-04 outlook) and Ontario Health Insurance Plan payments to physicians and other health care practitioners and commercial labs ($6.8 billion in fiscal 2003-04 outlook). These numbers include SARS-related health costs of $622 million.

      Community and Children’s Services. The Province provides a wide range of social services, including social assistance, childcare, child welfare services, housing assistance and drug benefits for social assistance recipients. The combined operating expenses of the Ministry of Children’s Services and the Ministry of Community and Social Services represent approximately 11.2% of fiscal 2003-04 total operating expenditure. The social assistance program is the largest program and includes a budget of $3,838 million in fiscal 2003-04.

      Municipal Affairs. The Ministry of Municipal Affairs is responsible for building a strong provincial-municipal relationship, encouraging a viable and balanced housing market and promoting smart growth and rural development. The Ministry’s fiscal 2003-04 operating outlook of $684 million accounts for nearly 1% of Provincial operating expenditure.

      Education and Training. The combined operating budget of the Ministry of Education and the Ministry of Training, Colleges and Universities, which includes provincial support for primary and secondary schools, universities, colleges and training programs, will total $14,123 million, and accounts for approximately 19% of total provincial operating expenditure in fiscal 2003-04. Transfer payments to school boards, the largest component of education spending, will amount to $9,411 million in fiscal 2003-04. The operating grants for colleges and universities in fiscal 2003-04 will total $2,839 million.

Environment, Resources and Economic Development

      The Ministry of Transportation has an operating budget of $796 million in fiscal 2003-04. The Ministry is responsible for the overall safety, integrity and performance of Ontario’s transportation system, GO Transit and for the licensing of drivers, vehicles and commercial carriers.

      The operating budget of the Ministry of Agriculture and Food in fiscal 2003-04 is $661 million. The Ministry’s role is to assist in enhancing a supportive business environment in order to increase investment in Ontario’s agricultural and food sectors. Through a number of programs, the Ministry also promotes value-added agriculture and increased exports of food products.

      Through the Ministry of Economic Development and Trade, the Ministry of Tourism and Recreation and the Ministry of Culture, the Province encourages entrepreneurship and promotes investment in scientific research, innovation and technology development. The Ministries also promote Ontario’s trade, tourism and investment potential. Together the Ministries have an operating budget of $821 million in fiscal 2003-04.

      The Ministry of Natural Resources ensures the sustainable development of the Province’s vast resources and manages Crown lands and the provincial park system. In addition, the Ministry is responsible for ensuring the protection of these resources from natural disasters, such as forest fires. The Ministry’s operating budget in fiscal 2003-04 is $530 million.

      The Ministry of Environment and the Ministry of Energy protect the quality of the natural environment and encourage conservation of material and water resources. They also promote the development of a competitive energy sector, which is economically and environmentally sustainable. The Ministries’ operating budget in fiscal 2003-04 totals $404 million, including $92 million related to the consolidation of the Independent Electricity Market Operator.

      The following table sets forth historical expenditure information for each of the fiscal years from 1998-99 to 2001-02. The table has not been updated to reflect the new ministry structure announced in October 2003.

ONTARIO’S CAPITAL EXPENSE

Ministry	1998-99	1999-00	2000-01	2001-02

	(in millions)
Agriculture and Food	$1	$1	$1	$29
Attorney General	73	62	42	46
Community, Family and Children’s Services	27	20	14	31
Consumer and Business Services	—	—	—	—
Culture	—	72	18	14
Education	229	52	4	17
Energy	—	156	86	50
Enterprise, Opportunity and Innovation	273	500	—	19
Environment	19	1	5	19
Water Protection Fund	15	160	17	1
Finance	4	7	7	11
SuperBuild Millennium Partnerships	—	—	4	—
Health and Long-Term Care	187	338	182	205
Major One-Time Capital Costs	—	1,004	140	—
Management Board Secretariat	39	13	24	28
Municipal Affairs and Housing	62	(10)	—	12
Native Affairs Secretariat	13	7	5	3
Natural Resources	73	96	65	70
Northern Development and Mines	205	267	356	371
Public Safety and Security	30	124	99	88
Tourism and Recreation	2	159	14	9
Training, Colleges and Universities	71	1,028	204	49
Transportation	892	830	836	818

Total Capital Expense	$2,215	$4,887	$2,123	$1,890

Totals may not add due to rounding.

Source: Ontario Ministry of Finance

     Starting with the 2003 Ontario Economic Outlook and Fiscal Review, 2002-03 program expenditure figures for the Province of Ontario were set forth as restated figures to reflect the recently announced new government ministry structures. Accordingly, the 2002-03 program expenditure figures contained within the Financial Tables were restated to reflect the new government ministry structures, and the following table sets forth such restated figures. The historical expenditure figures starting from 1998-99 to 2001-02 were not restated and therefore are not readily available. The following table provides an overview of the Province’s expenditure for the 2002-03 fiscal year and information from the 2003 Ontario Economic Outlook and Fiscal Review.

ONTARIO’S CAPITAL EXPENSE(1)

			% of Total
			Capital
		Outlook(2)	Expenditure
Ministry	2002-03	2003-04	2003-04

	(in millions)
Agriculture and Food	$68	$1	—
Attorney General	43	31	1.2
Community and Social Services	23	13	0.5
Community Safety and Correctional Services	66	55	2.1
Consumer and Business Services	1	1	—
Culture	42	65	2.5
Economic Development and Trade	21	46	1.8
Education	10	16	0.6
Energy	46	47	1.8
Environment	13	15	0.6
Finance	8	11	0.4
Health and Long-Term Care	339	504	19.6
Management Board Secretariat	3	—	—
Municipal Affairs	20	188	7.3
Native Affairs Secretariat	2	3	0.1
Natural Resources	72	91	3.5
Northern Development and Mines	391	356	13.8
Public Infrastructure Renewal	4	169	6.6
Capital Contingency Fund	—	114	4.4
Tourism and Recreation	55	55	2.1
Training, Colleges and Universities	71	100	3.9
Transportation	578	693	26.9

Total Capital Expense	$1,876	$2,574	100.0

Totals may not add due to rounding.

Source: Ontario Ministry of Finance

(1)	Capital expenses includes transfers for capital purposes, the amortization of major tangible capital assets owned by Provincial ministries, repairs, maintenance and other, including the capital contingency fund. Consistent with the recommendation of the Public Sector Accounting Board (“PSAB”), the cost of acquisition or construction of major tangible capital assets owned by the Province is amortized to expense over their useful lives. Preliminary allocations by ministry, pending finalization of the realignment of government ministries currently under way.

(2)	Outlook 2003-04 refers to the information contained in the 2003 Ontario Economic Outlook and Fiscal Review.

(5) Outline of Principal Provincial Institutions

      The Province has established a number of Crown corporations, which are primarily intended to provide goods and services needed to implement approved government policy and programs or to provide a regulatory function for operations authorized by government legislation. Among the more prominent Ontario Crown corporations are the Ontario Financing Authority, the Liquor Control Board of Ontario, the Ontario Lottery Corporation, the Ontario Casino Corporation, the Workplace Safety and Insurance Board (formerly, the Workers’ Compensation Board) and the Ontario Northland Transportation Corporation. In addition, the Ontario Municipal Economic Infrastructure Financing Authority was established on August 19, 2002 as a Crown agency and started operation in April 2003.

      Until its restructuring in April 1999 and its continuation as Ontario Electricity Financial Corporation (“OEFC”), Ontario Hydro had a mandate to generate and supply power in Ontario. For a description of Ontario Hydro, its restructuring and the operations of its successor companies, See “4. Public Debt — (2) Assets and Liabilities — (ii) Assets — Ontario Electricity Industry”, below.

(6) Sinking Funds

      The Province of Ontario does not have a sinking funds system.

4. PUBLIC DEBT

(1) Debt

      The Province has met its financing requirements through a combination of public borrowing, non-public borrowing and increases in cash and temporary investments. There is no constitutional limit on borrowing.

Publicly Held Debt

      The majority of Ontario’s borrowing requirements are met through public market borrowing. See “4. Public Debt — (3) Assets and Liabilities — (iii Liabilities — Publicly Held Debt”, below.

Non-Publicly Held Debt

      The Public Service Pension Plan (“PSPP”), the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”). Prior to January 1, 1990, PSPP and OTPP were required to invest their net cash flow in debt issued by the Province. Legislation now allows these Plans to invest in public capital markets, and they are no longer a source of direct financing for the Province. The OPSEU Pension Plan was created in June 1994 through legislation dividing the PSPP and creating a separate plan for OPSEU members and for certain other unionized non-management employees. See “4. Public Debt — (3) Assets and Liabilities — (iii) Liabilities — Non Publicly Held Debt”, below.

      The Canada Pension Plan Investment Fund (“CPP”) obtains monies from a compulsory national contributory pension plan in which all provinces other than Quebec participate. Each month, the net cash flow is invested in non-marketable securities issued by participating provinces, agents of the Crown and the Government of Canada. The amount available to a province is based on the proportion of total contributions coming from that province.

BORROWING PROGRAM

	Restated(1)	Restated(1)		Outlook
	2000-01	2001-02	2002-03	2003-04(2)

	(in millions)
Debt Issues	$12,926	$14,887	$19,034	$22,700
Retirements:
Publicly Held Debt	12,242	12,521	14,851	11,885
Canada Pension Plan	1,038	1,269	1,295	1,201
Ontario Teachers’ Pension Fund	717	492	656	900
Public Service Pension Fund	89	115	132	147
Ontario Public Service Employees’ Union (OPSEU) Pension Plan	42	55	62	70
Municipal Employee Retirement Fund	52	68	235	164
Other	50	18	39	33

	14,230	14,538	17,270	14,400

Net Debt Retirements/(Issues)	1,304	(349)	(1,764)	(8,300)
Decrease/(Increase) in Deposits with the Province of Ontario Savings Office	330	44	2,438	—
Other Items(3)	833	1,249	(2,555)	3,977
Acquisition/(Amortization) of Tangible Capital Assets	—	—	496	702
Increase/(Decrease) in Cash and Cash Equivalents	(565)	(569)	1,502	(2,000)

Surplus/(Deficit)	$1,902	$375	$117	$(5,621)

Source: Ontario Ministry of Finance.

(1)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis starting in 1999-00. The borrowing programs for prior years have been restated to reflect the new accounting treatment.

(2)	Outlook 2003-04 refers to the information contained in the 2003 Ontario Economic Outlook and Fiscal Review.

(3)	Accruals, Consolidations and net borrowing on behalf of agencies and liability for retirement benefits are grouped under other items.

(2) Assets and Liabilities

(i) General

      Two features of Ontario’s accounting and financing policies have a material effect on the reporting of assets and liabilities: the treatment of physical assets and the intermediary aspect of centralized financing.

      Starting in 2002-03, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by the Province will be reported in subsequent years. Prior to 2002-03, investments in physical assets made directly by the Province were treated as an expense in the year of acquisition and therefore did not appear as assets on the Province’s financial statements.

      The intermediary activity of borrowing on behalf of provincially created bodies creates assets and liabilities. These would not appear if the bodies were funded independently or through a provincial guarantee. This borrowing action increases the Province’s debt. The related asset arises because the government is funding, through loans and investments, expenses that are administered outside a government ministry.

      Activities so funded are expected to generate sufficient return to repay the principal and interest. However, the recipients of the advances and investments are not always required to produce a profit, and some are not self-sustaining.

(ii) Assets

SUMMARY OF ASSETS

	As at March 31,	% Of
	2003	Total

	(in millions)
Financial Assets:
Cash and Cash Equivalents	$6,234	21.5
Temporary Investments	1,018	3.5
Accounts Receivable	3,978	13.7
Loans Receivable and Other Assets	5,601	19.3
Investment in Government Business Enterprises	12,171	42.0

	$29,002	100.0

Non-Financial Assets:
Tangible Capital Assets	$13,942	100.0

Source: Ontario Ministry of Finance.

Cash and Temporary Investments

      Temporary investments are recorded at the lower of cost or fair value and are mainly marketable, short-term securities issued or guaranteed by Canadian chartered banks and the provincial and federal governments.

      Between April 1, 2002 and March 31, 2003, the month-end level of cash and temporary investments varied from a low of approximately $4,707 million to a high of approximately $8,681 million. The cash and temporary investments are used to accommodate differences in revenue and expense flows during each fiscal year and to provide flexibility for debt management.

Accounts Receivable

      Accounts receivable comprise taxes receivable, receivables from the Government of Canada and other receivables less a provision for doubtful accounts.

Loans Receivable and Other Assets

      Loans receivable with significant concessionary terms are recorded at the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expenditure at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.

Investment in Government Business Enterprises

      Investment in Government Business Enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

      Government business enterprises are defined as those Crown corporations, boards and commissions which have the financial and operating authority to carry on a business, have as their principal activity and source of revenue the selling of goods and services to individual and non-government organizations and are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity.

      The activities of government business enterprises are recorded in the financial statements under the modified equity method. This method does not require the elimination of inter-organizational balances.

Tangible Capital Assets

      Tangible capital assets are recorded at historical cost. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost is used to record existing tangible capital assets when actual cost is unknown.

Ontario Electricity Industry

Legislation

      The Electricity Act, 1998 (“Electricity Act”) and the Ontario Energy Board Act, 1998 (“OEB Act”) set out the legislative framework for Ontario’s competitive electricity market and restructuring of Ontario Hydro into several successor companies (See — “Successor Companies and Transfer of Assets and Liabilities” below).

      The Electricity Act provided for the separation of the competitive components of the industry (generation and retail) from the monopolistic components of the industry (transmission and distribution), the establishment of an independent electricity market operator and the implementation of open, non-discriminatory access to transmission and distribution systems commencing May 1, 2002. It also required municipal corporations to incorporate one or more corporations under the Business Corporations Act (Ontario) (“OBCA”) for the purpose of carrying on generation, transmission, distribution or retail activities.

      The OEB Act sets out the jurisdiction and mandate of the Ontario Energy Board (“OEB”) in the regulation of the electricity and natural gas markets. The OEB has broad powers relating to licensing, rate regulation and market supervision.

      Several statutes have recently impacted the electricity sector:

•	The Reliable Energy and Consumer Protection Act, 2002 received Royal Assent on June 27, 2002. It amended the Electricity Act to clarify the Province’s ability to dispose of its interest in Hydro One Inc. through a variety of disposition options and transferred ownership of transmission corridor lands from Hydro One Inc. to the Province effective December 31, 2002 in exchange for a statutory right to use the land for transmission and distribution purposes. It also amended the OEB Act to create the Energy Consumers’ Bill of Rights.

•	The Hydro One Inc. Directors and Officers Act, 2002 also received Royal Assent on June 27, 2002. It enabled the government to appoint a new board for Hydro One and directed it to negotiate reduced executive compensation packages.

•	The Electricity Pricing, Conservation and Supply Act, 2002 received Royal Assent on December 9, 2002. It amended the OEB Act to provide that, effective December 1, 2002, the commodity price payable by low volume and designated consumers is 4.3 cents per kilowatt hour, and required the payment of rebates to such consumers to effectively fix the commodity price they paid for electricity at this price retroactive to May 1, 2002. Other amendments to the OEB Act specify that electricity transmission and distribution rate orders in effect on November 11, 2002 will continue unless such orders are replaced or amended with the approval of the Minister of Energy.

•	In November 2002, the Province announced several temporary tax measures to stimulate new generating capacity to ensure that the Province has sufficient electricity to meet its future needs and to promote the conservation of electricity. These measures were implemented by the Electricity Pricing, Conservation and Supply Act, 2002, or will be implemented by regulation.

•	The Ontario Energy Board Consumer Protection and Governance Act, 2003 received Royal Assent on June 26, 2003. It amended the OEB Act to continue the OEB as a corporation without share capital authorized to raise its own revenue effective August 1, 2003. It also contains a number of provisions intended to improve the efficiency, accountability and governance of the Board. This Act also amended the Energy Consumers’ Bill of Rights.

•	The Ontario Energy Board Amendment Act (Electricity Pricing), 2003 received Royal Assent on December 18, 2003. The Act amends the OEB Act to provide that, for a period commencing on this Act being proclaimed into force and ending no later than April 30, 2005, the commodity price payable by low volume and designated consumers would be prescribed by regulation. The Minister of Energy stated that the prices to be prescribed are 4.7 cents per kilowatt hour for the first 750 kilowatt hours of electricity consumption each month, and 5.5 cents per kilowatt hour for all additional consumption beginning April 1, 2004. For the period commencing no later than April 30, 2005, the commodity price payable by low volume and designated consumers would be determined by the OEB in accordance with regulations. Once proclaimed into force, this Act would also remove the requirement for approval by the Minister of Energy for an application to the OEB to approve or fix new rates for transmitting electricity. These measures would be effective until a date no later than May 1, 2006.

Successor Companies and Transfer of Assets and Liabilities

      The Electricity Act provided for the April 1, 1999 restructuring of Ontario Hydro into four successor companies and one continuing entity, the Ontario Electricity Financial Corporation (“OEFC”), which is an agent of the Province responsible for managing Ontario Hydro’s outstanding debt. By transfer orders made under the Electricity Act,

•	the assets, liabilities, rights, obligations and employees related to the generation business of Ontario Hydro were transferred to Ontario Power Generation Inc. (“OPG”), an OBCA company, and its subsidiaries;

•	the assets, liabilities, rights, obligations and employees related to Ontario Hydro’s transmission, distribution and energy services businesses were transferred to Hydro One Inc. (“Hydro One”), an OBCA company, and its subsidiaries;

•	the assets, liabilities, rights, obligations and employees related to the function of running the electricity markets and the dispatch of electricity were transferred to the Independent Electricity Market Operator (“IMO”), a corporation without share capital established by the Electricity Act; and

•	the assets, liabilities, rights, obligations and employees related to Ontario Hydro’s electrical inspection function were transferred to the Electrical Safety Authority (“ESA”) incorporated under the Corporations Act (Ontario).

      The assets were transferred to OPG, Hydro One and the IMO in exchange for debt, which committed OPG, Hydro One and the IMO to pay OEFC principal and interest. The Province assumed a portion of OPG’s and Hydro One’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. At April 1, 1999, OEFC held notes receivable in the amount of $3.4 billion from OPG, $4.85 billion from Hydro One, $78.2 million from the IMO and $8.9 billion from the Province as part of a debt for equity swap. As of March 5, 2003, the amount of notes receivable from Hydro One held by OEFC had been reduced to $651.1 million as a result of maturities and the sale by OEFC of approximately $2.1 billion of the notes on March 5, 2003.

      The transfer orders also included schedules of Ontario Hydro’s assets, liabilities, rights and obligations that were retained by OEFC. The long-term contracts with non-utility generators (“NUGs”) remain with OEFC. About 7% of generated electricity in Ontario is supplied by NUGs. Certain intellectual property assets and certain assets located on and rights relating to First Nations Reserves are being held by OEFC in trust or otherwise for the benefit of the successor companies, including OPG and Hydro One. OEFC and the successor companies have entered into indemnification and management agreements relating to these assets and other transferred assets and liabilities.

      On April 1, 1999, OEFC had total debt of $30.486 billion, comprised of $27.735 billion in long-term debt and $2.751 billion in short-term debt. The debt continues to be guaranteed by the Province. As at March 31, 2003, OEFC had total debt of $26.132 billion.

      Subject to deductibles of $20 million and $10 million respectively, OEFC has agreed to indemnify OPG and Hydro One in respect of: (i) the failure of the transfer orders to transfer any asset, right or thing, or any interest therein related to their business; (ii) any adverse claims or interests, including those of the Crown, subject to certain exclusions, or any deficiency or lack of title in respect of any asset, right or thing or any interest therein, which was intended to be transferred; and (iii) the creation, treatment, payment to or from or other dealing with any equity account of Ontario Hydro, including with respect to certain litigation relating thereto. The Province has guaranteed the obligations of OEFC under the indemnity.

Stranded Debt

      The Electricity Act defines “stranded debt” as the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, cannot reasonably be serviced and retired by commercial companies in a competitive electricity market. On April 1, 1999 the Ministry of Finance estimated the stranded debt at approximately $20.9 billion. The government has a long-term plan in place to defease OEFC’s debt and other liabilities from within the electricity sector within a reasonable timeframe.

      The Electricity Act provides for certain dedicated revenue streams, to be paid over time to OEFC, to go towards servicing and retiring its stranded debt. OPG and Hydro One have been required to make payments in lieu of certain federal and provincial income taxes and capital taxes to OEFC since April 1, 1999. Municipal electric utilities (“MEUs”) have been required to make payments in lieu of corporate taxes to OEFC since October 1, 2001. OPG, Hydro One and MEUs have also been liable to make payments in lieu of additional property taxes to OEFC since April 1, 1999. In 2001, payments in lieu of property taxes on hydro-electric generating stations were converted into charges on gross production revenue, for consistency with the charges imposed on privately-owned hydro-electric stations.

      The Electricity Act also clarified municipal ownership of MEUs, enabling MEU property to be sold. Any gain realized on a transfer of MEU property is subject to a transfer tax payable to OEFC. By regulation, transfers of property by municipalities or MEUs to other MEUs, OPG, Hydro One or a subsidiary of either OPG or Hydro One which occur after March 27, 2003 and before March 28, 2005 are exempt from the transfer tax.

      The Province receives dividend payments on the equity held by it in OPG and Hydro One. Pursuant to the government’s commitment to keep electricity income in the electricity sector, the combined net income of OPG and Hydro One and OPG in excess of the Province’s interest expenditure on its investment in the companies is allocated to OEFC for purposes of debt retirement (See the subsection entitled — “Summary of Liabilities” for more detail).

      Residual stranded debt is the portion of OEFC’s stranded debt that cannot be serviced by the foregoing dedicated revenue streams. The residual stranded debt was estimated at $7.8 billion on April 1, 1999. The Electricity Act provides for a debt retirement charge of 0.7 cents per kilowatt hour to be levied on electricity users in the Province commencing May 1, 2002. This charge, collected by the IMO, distributors and retailers, is payable to OEFC until residual stranded debt is retired.

      Regulations under the OEB Act provide for payments between OEFC and distributors, retailers and the IMO in relation to the fixed commodity price payable by low volume and designated consumers. OPG’s payments to OEFC required under the Market Power Mitigation Agreement (“MPMA”) and amounts collected from low volume and designated consumers when the market price of electricity is less than the statutory price are applied towards the costs of fixing the commodity price. The MPMA, which is set out in the conditions to OPG’s generation licence from the OEB, requires OPG to pay rebates equal to the difference between the average annual commodity price, weighted by pre-set hourly quantities under the MPMA, and 3.8 cents per kilowatt hour, multiplied by the quantity of electricity to which the agreement applies.

      The Public Accounts of Ontario for the Province’s fiscal year ended March 31, 2003, fully consolidates the results of OEFC and stranded debt of the electricity sector. In prior years, special reporting status was accorded to OEFC such that its results and stranded debt were reported as separate line items on the province’s financial statements. The change in accounting policy has been supported by the Office of the Provincial Auditor and follows new standards for financial reporting recommended by the Public Sector Accounting Board (“PSAB”). This change in the methodology of consolidating OEFC annual results and electricity sector debt in the Public Accounts has no net effect on the Province’s fiscal position. It also has no effect on OEFC’s own accounts and annual reporting.

Nuclear Costs

      Ontario Power Generation Inc. and the Province have entered into an agreement to establish, fund and manage segregated funds to ensure that sufficient funds are available to pay for costs of managing and disposing of nuclear waste and decommissioning nuclear generating stations. In its annual information form dated March 31, 2003, OPG estimates the total present value of its nuclear waste management and decommissioning liabilities to be approximately $7.722 billion as at December 31, 2002. The agreement came into effect on July 24, 2003. The agreement required OPG to establish a used fuel fund and a decommissioning fund which are held by a financial institution, segregated from OPG, and used only to pay for the costs of nuclear decommissioning and nuclear waste management and disposal. OPG is required to make quarterly payments to the funds that, together with income earned and a contribution made by OEFC, would cover all currently estimated costs. The Province will limit OPG’s financial exposure with respect to increases in certain used fuel management costs in the event that the present value of those costs exceeds current estimates. The Province is also obligated under the agreement to make additional contributions to the used fuel fund if that fund earns less than 3.25% over the Ontario consumer price index. The Province is entitled to any surplus in the used fuel fund including earnings in excess of the specified return.

      OPG has also established a trust fund as required by the Nuclear Fuel Waste Act (Canada) (“NFWA”), and is obliged to make annual payments to that fund. The NFWA required OPG and other major owners of nuclear fuel waste to establish a waste management organization to carry out the managerial, financial and operational activities to implement the long-term management of nuclear fuel waste. It also authorizes the Governor in Council to make a decision on the choice of approach for longer-term management of nuclear fuel waste for Canada.

      As at September 30, 2003, the fair market value of OPG’s segregated funds, including the trust fund established under the NFWA, was $5.072 billion.

      Effective July 31, 2003, the Province provided a financial guarantee to the Canadian Nuclear Safety Commission (“CNSC”) of the cost of OPG’s nuclear decommissioning and nuclear waste management and disposal in an amount up to $1.51 billion. The guarantee and segregated funds described above, are in satisfaction of CNSC licence conditions. OPG pays the Province a guarantee fee of 0.5% of the amount guaranteed by the Province on an annual basis.

(iii) Liabilities

Overview

      Liabilities include debt issued for Provincial purposes and for Ontario Electricity Financial Corporation, accounts payable and accrued liabilities, pension liabilities for the Public Service Pension Plan, the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, the Ontario Teachers’ Pension Plan, Power Purchase Contracts, Nuclear Funding Liability and other liabilities.

SUMMARY OF LIABILITIES

	As at March 31,
	2003	% of Total

	(in millions)
Liabilities:
Publicly Held Debt(1)	$111,185	68.8

Non-Publicly Held Debt
Canada Pension Plan	10,746	6.6
Ontario Teachers’ Pension Fund	10,387	6.4
Public Service Pension Fund	3,200	2.0
Ontario Public Service Employees’ Union (OPSEU) Pension Fund	1,520	1.0
Ontario Municipal Employees Retirement Fund	266	0.2
Other	1,168	0.7

	27,287	16.9

Total Debt Issued	138,472	85.7
Accounts Payable and Accrued Liabilities(2)	11,285	7.0
Power Purchase Contracts	4,125	2.5
Nuclear Funding Liabilities(3)	2,974	1.8
Retirement Benefits	1,137	0.7
Other Liabilities	3,656	2.3

Total Liabilities	$161,649	100.0

Obligations guaranteed(4)	$4,100	100.0

Total obligations guaranteed(5)	$4,100	100.0

Source: Ontario Ministry of Finance.

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (6) Financial Tables — I. Summary of Net Debt — Risk Management and Derivative Financial Instruments”.

(2)	On January 28, 2003, the government announced that Desjardins Credit Union Inc. was the successful bidder for the Province of Ontario Savings Office (“POSO”). The sale was effective March 31, 2003. POSO deposits are being replaced with long-term and short-term debt. Accordingly, the POSO liability of $2.2 billion is reflected in Accounts Payable and Other Liabilities in 2003. Funds were transferred to the purchaser on April 1, 2003.

(3)	The unpaid balance of the OEFC obligation to fund certain nuclear costs accrues interest at a rate of 3.25% over the Ontario consumer price index.

(4)	These are outstanding loans guaranteed and other contingencies.

(5)	In addition to the above reported obligations, the Province has entered into Social Housing Loan Insurance Agreements. For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse Canada Mortgage and Housing Corporation (“CMHC”) for any net costs, including any environmental liabilities, incurred as a result of project defaults, directly or indirectly, through the Ministry of Municipal Affairs and Housing or the Ontario Housing Corporation.

At March 31, 2003, there were $9.3 billion (2002, $9.5 billion) of mortgage loans outstanding. As operating subsidies provided are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.

Publicly Held Debt

      Publicly held debt is debt issued to the general public. As at March 31, 2003, the total publicly held debt issued was $111,185 million, $82,800 million of which was issued in Canadian dollars (includes $6,274 million of Treasury bills), $19,904 million in U.S. dollars (which includes $1,515 million U.S. commercial papers), $3,233 million in Japanese Yen, $3,957 million in Euros and $1,291 million in other currencies.

      From April 1, 2003 through November 26, 2003, the Province announced public offerings of bonds and notes totaling approximately $13.1 billion of which $9.6 billion were for provincial purposes and $3.5 billion was debt incurred for the OEFC. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2003 through November 26, 2003 for provincial purposes.

DEBT ISSUED BY THE PROVINCE FOR PROVINCIAL PURPOSES

				Principal
Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

17-Apr-2003	17-Apr-2005	Step-Up	Canadian $	25	(1) (4)
17-Apr-2003	17-Apr-2013	5.50	Canadian $	200	(2)
17-Apr-2003	17-Apr-2008	4.50	Canadian $	500	(2)
23-Apr-2003	23-Apr-2013	5.50	Australian $	100	(2) (27)
25-Apr-2003	25-Apr-2005	Step-Up	Canadian $	25	(1) (5)
25-Apr-2003	08-Mar-2033	5.85	Canadian $	500	(1) (6)
02-May-2003	07-Apr-2008	4.50	Canadian $	500	(2) (7)
02-May-2003	17-Apr-2013	5.50	Canadian $	150	(2) (8)
02-May-2003	02-May-2008	3.125	U.S. $	500	(1) (28)
14-May-2003	14-May-2013	4.125	Euro	750	(2) (29)
20-May-2003	20-May-2005	Step-Up	Canadian $	25	(1) (9)
26-May-2003	26-May-2005	Step-Up	Canadian $	40	(1) (10)
30-May-2003	30-May-2008	Floating	Canadian $	500	(31)
02-Jun-2003	02-Jun-2005	Step-Up	Canadian $	25	(1) (11)
05-Jun-2003	30-May-2008	Floating	Canadian $	50	(31) (12)
10-Jun-2003	30-May-2008	Floating	Canadian $	50	(31) (13)
13-Jun-2003	30-May-2008	Floating	Canadian $	275	(31) (14)
16-Jun-2003	08-Mar-2033	5.85	Canadian $	500	(1) (15)
16-Jun-2003	30-May-2008	Floating	Canadian $	150	(31) (16)
21-Jun-2003	Variable	Variable	Canadian $	3,900	(17)
24-Jun-2003	24-Jun-2013	0.50	Japanese Yen	5,000	(1)
26-Jun-2003	26-Jun-2013	4.10	Hong Kong $	500	(2) (30)
27-Jun-2003	27-Jun-2005	Step-Up	Canadian $	25	(1) (18)
04-Jul-2003	04-Jul-2004	Step-Up	Canadian $	25	(1) (19)
18-Jul-2003	18-Jul-2005	Step-Up	Canadian $	135	(1) (20)
23-Jul-2003	23-Jul-2004	Step-Up	Canadian $	25	(1) (21)
28-Jul-2003	28-Jul-2014	0.76	Japanese Yen	5,000	(2)
05-Aug-2003	05-Aug-2005	Step-Up	Canadian $	45	(1) (22)
25-Aug-2003	25-Aug-2005	Step-Up	Canadian $	30	(1) (23)
28-Aug-2003	02-Jun-2018	5.50	Canadian $	75	(1) (24)
04-Sep-2003	04-Sep-2005	Step-Up	Canadian $	28	(1) (25)
10-Sep-2003	10-Sep-2005	Step-Up	Canadian $	25	(1) (26)
12-Sep-2003	12-Sep-2008	4.935	Canadian $	62	(1) (32)
22-Sep-2003	02-Jun-2013	6.25	Canadian $	500	(1) (33)
26-Sep-2003	26-Sep-2005	Step-Up	Canadian $	43	(1) (34)

				Principal
Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

30-Sep-2003	30-Sep-2004	Step-Up	Canadian $	25	(2) (35)
01-Oct-2003	01-Oct-2008	Floating	Canadian $	425	(31) (36)
02-Oct-2003	30-May-2006	Floating	Canadian $	58	(3) (37)
17-Nov-2003	19-Nov-2008	4.40	Canadian $	500	(1)
25-Nov-2003	01-Oct-2008	Floating	Canadian $	50	(31) (38)
26-Nov-2003	02-Jun-2013	4.75	Canadian $	500	(1)
26-Nov-2003	15-Dec-2006	2.65	U.S. $	1,000	(1) (39)

(1)	Interest paid semi-annually.

(2)	Interest paid annually.

(3)	Interest paid quarterly.

(4)	Bonds are extendible at the option of the Province on the initial maturity date of April 17, 2005, to the final maturity date of April 17, 2008. Coupon interest is paid semi-annually at a rate of 4.30% in years 1-2, 4.70% in year 3, 5.40% in year 4 and 6.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(5)	Bonds are extendible at the option of the Province on the initial maturity date of April 25, 2005, to the final maturity date of April 25, 2008. Coupon interest is paid semi-annually at a rate of 4.30% in years 1-2, 4.70% in year 3, 5.35% in year 4 and 6.40% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(6)	This is the second re-opening. Total issue size is now $1,500 million.

(7)	This is the first re-opening. Total issue is now $1,000 million.

(8)	This is the first re-opening. Total issue is now $350 million

(9)	Bonds are extendible at the option of the Province on the initial maturity date of May 20, 2005, to the final maturity date of May 20, 2008. Coupon interest is paid semi-annually at a rate of 4.15% in years 1-2, 4.35% in year 3, 5.00% in year 4 and 6.00% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(10)	Bonds are extendible at the option of the Province on the initial maturity date of May 26, 2005, to the final maturity date of May 26, 2011. Coupon interest is paid annually at a rate of 4.20% in years 1-2, 4.40% in year 3, 4.65% in year 4, 5.00% in year 5, 5.50% in year 6, 6.50% in year 7, and 7.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(11)	Bonds are extendible at the option of the Province on the initial maturity date of June 2, 2005, to the final maturity date of June 2, 2010. Coupon interest is paid semi-annually at a rate of 4.05% in years 1-2, 4.25% in year 3, 4.70% in year 4, 5.20% in year 5, 5.70% in year 6, and 6.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(12)	This is the first re-opening. Total issue size is now $550 million.

(13)	This is the second re-opening. Total issue size is now $600 million.

(14)	This is the third re-opening. Total issue size is now $875 million.

(15)	This is the third re-opening. Total issue size is now $2,000 million.

(16)	This is the fourth re-opening. Total issue size is now $1,025 million.

(17)	Ontario Savings Bonds Series 2003 were available in variable types, maturities and interest rates. This was the ninth issue of provincial savings bonds.

(18)	Bonds are extendible at the option of the Province on the initial maturity date of June 27, 2005, to the final maturity date of June 28, 2010. Coupon interest is paid semi-annually at a rate of 3.50% in years 1-2, 3.75% in year 3, 4.00% in year 4, 4.625% in year 5, 5.50% in year 6, and 6.25% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(19)	Bonds are extendible at the option of the Province on the initial maturity date of July 04, 2004, to the final maturity date of July 4, 2008. Coupon interest is paid semi-annually at a rate of 3.35% in year 1, 3.45% in year 2, 3.80% in year 3, 4.40% in year 4, and 5.00% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.13%.

(20)	Bonds are extendible at the option of the Province on the initial maturity date of July 18, 2005, to the final maturity date of July 18, 2008. Coupon interest is paid semi-annually at a rate of 3.75% in years 1-2 and 5.15% in years 3-5. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.025%.

(21)	Bonds are extendible at the option of the Province on the initial maturity date of July 23, 2004, to the final maturity date of July 23, 2010. Coupon interest is paid semi-annually at a rate of 4.00% in year 1, 4.05% in year 2, 4.10% in year 3, 4.15% in year 4, 4.50% in year 5, 5.70% in year 6, and 7.10% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.13%.

(22)	Bonds are extendible at the option of the Province on the initial maturity date of August 5, 2005, to the final maturity date of August 5, 2010. Coupon interest is paid semi-annually at a rate of 4.00% in years 1-3, 4.25% in year 4, 5.00% in year 5, 5.25% in year 6, and 7.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(23)	Bonds are extendible at the option of the Province on the initial maturity date of August 25, 2005, to the final maturity date of August 25, 2008. Coupon interest is paid semi-annually at a rate of 4.00% in years 1-2, 4.10% in year 3, 4.60% in year 4, and 5.30% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.04%.

(24)	The Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.03%.

(25)	Bonds are extendible at the option of the Province on the initial maturity date of September 4, 2005, to the final maturity date of September 4, 2013. Coupon interest is paid semi-annually at a rate of 4.35% in years 1-2, 4.50% in year 3, 4.65% in year 4, 4.90% in year 5, 5.50% in year 6, 6.75% in year 7, 7.50% in year 8, and 8.00% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.07%.

(26)	Bonds are extendible at the option of the Province on the initial maturity date of September 10, 2005, to the final maturity date of September 10, 2008. Coupon interest is paid semi-annually at a rate of 4.00% in years 1-2, 4.30% in year 3, 4.85% in year 4, and 5.45% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to floating Canadian BA rate minus 0.04%.

(27)	The Province entered into currency exchange agreements that effectively converted these Australian Dollar obligations to Canadian Dollar obligations at an exchange rate of $0.89.

(28)	The Province entered into currency exchange agreements that effectively converted these U.S. Dollar obligations to Canadian Dollar obligations at an exchange rate of $1.45. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to a three-month U.S. LIBOR minus 0.0425%.

(29)	The Province entered into currency exchange agreements that effectively converted these Euro obligations to Canadian Dollar obligations at an exchange rate of $1.58.

(30)	The Province entered into currency exchange agreements that effectively converted these Hong Kong Dollar obligations to Canadian Dollar obligations at an exchange rate of $0.1741.

(31)	Interest is payable quarterly at floating three-month Canadian BA rate plus 0.03%.

(32)	Bonds are callable at the option of the Province on September 12, 2005. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to a floating three-month Canadian BA rate minus 0.04%.

(33)	This is the first re-opening. Total issue size is now $1,000 million.

(34)	Bonds are extendible at the option of the Province on the initial maturity date of September 26, 2005, to the final maturity date of September 26, 2013. Coupon interest is paid semi-annually at a rate of 4.25% in years 1-2, 4.35% in year 3, 4.5% in year 4, 4.75% in year 5, 5.25% in year 6, 5.75% in year 7, 6.25% in year 8, 7.00% in year 9, and 8.25% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligations on this debt to a floating three-month Canadian BA rate minus 0.07%.

(35)	Bonds are extendible at the option of the Province on the initial maturity date of September 30, 2004, to the final maturity date of September 30, 2008. Coupon interest is paid annually at a rate of 4.00% in years 1-2, 4.25% in year 3, 4.50% in year 4, and 4.85% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to a floating three-month Canadian BA rate minus 0.125%.

(36)	The Province entered into interest rate agreements that effectively converted the interest obligation on this debt to a fixed rate of 4.0309%.

(37)	Interest is paid quarterly at three-month Canadian BA rate. In addition, the Province entered into interest rate agreements that effectively converted the interest obligation on this debt to a fixed rate of 3.4192%.

(38)	The Province entered into interest rate agreements that effectively converted the interest obligation on this debt to a fixed rate of 4.0609%.

(39)	The Province entered into currency exchange agreements that effectively converted this U.S. dollar obligation to Canadian dollar at an exchange rate of 0.7692. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.8171%.

DEBT ISSUED BY THE PROVINCE FOR ONTARIO ELECTRICITY FINANCIAL CORPORATION (“OEFC”)

				Principal
Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

10-Apr-2003	30-Jun-2006	2.35	U.S. $	500	(1)(4)
12-May-2003	02-Dec-2012	5.375	Canadian $	500	(1)
28-May-2003	02-Jun-2013	4.75	Canadian $	500	(1)
13-Jun-2003	17-Apr-2013	5.50	Canadian $	150	(2)
08-Jul-2003	08-Jul-2013	2.50	Swiss Franc	300	(2)
01-Aug-2003	01-May-2006	Floating	Canadian $	70	(3)
16-Sep-2003	08-Sep-2006	3.50	Canadian $	500	(1)
01-Oct-2003	01-May-2006	Floating	Canadian $	650	(3)
25-Nov-2003	01-Jun-2006	Floating	Canadian $	100	(3)

(1)	Interest paid semi-annually.

(2)	Interest paid annually.

(3)	Interest paid quarterly.

(4)	This is the fourth re-opening. Total issue size is now $2,500 million (including $2,000 million issued for Provincial purposes).

Non-Publicly Held Debt

      Non-public debt is debt issued to certain public sector pension plans or the Federal Government and its agencies. As of March 31, 2003, approximately 16.9% of total liabilities were in the form of non-public debt. Non-public debt is composed almost exclusively of debt to pension plans, the two largest components being Ontario Teachers’ Pension Fund debt (6.4% of total liabilities) and CPP debt (6.6% of total liabilities).

Accounts Payable and Accrued Liabilities

      Accounts payable and accrued liabilities comprise transfer payments, interest on public debt, salaries, wages, benefits, materials, supplies, and deferred revenue.

Retirement Benefits

	As at March 31,

Retirement Benefits Liability (Asset)	2002	2003

	(in millions)
Obligation for retirement benefits	$49,658	$52,072
Less: plan fund assets	(54,203)	(55,907)
Unamortized actuarial gains/(losses)	4,952	3,646
Adjustments(1)	1,378	1,326

Retirement Benefits liability	$1,785	$1,137

(1)	Adjustments consist of: i) differences for amounts reported by the pension plans at December 31, instead of the Province’s year-end of March 31; ii) unamortized difference between employer and employee contributions for jointly sponsored pension plans; iii) unamortized employee contribution reductions for solely sponsored plans; iv) unamortized initial unfunded liabilities of jointly sponsored plans; and v) amounts payable by the Province that are reflected as contributions in the pension plan assets.

Pensions

      The Province is responsible for sponsoring several pension plans. The most significant plans are the Public Service Pension Plan (“PSPP”), the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, and the Ontario Teachers’ Pension Plan (“OTPP”).

      These three plans are defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to the Consumer Price Index to provide protection against inflation. Plan members normally contribute between 7 and 9% of their salary to these plans. The Province matches these contributions.

      Funding of these plans is based on statutory actuarial funding valuations undertaken at least every three years. The Province contributed $676 million to the OTPP in 2002-03 (2001-02, $645 million), $75 million to the PSPP (2001-02, $57 million) and $119 million to the OPSEU Pension Plan (2001-02, $247 million). During calendar year 2002, the OTPP paid benefits, including transfers to other plans of $3.1 billion (2001, $3.1 billion), the PSPP paid $763 million (2001, $741 million) and the OPSEU Pension Plan paid $517 million (2001, $428 million). Under agreements between the Province and OPSEU, and between the Province and the Ontario Teachers’ Federation (OTF), gains and losses arising from statutory actuarial funding valuations are shared by the co-sponsors.

      The government’s best estimate of the future annual inflation rate used in the pension calculations is 2.5%, the salary escalation rate is 3.5%, the discount rate and the expected rate on return of pension plan assets are 7% for OTPP, 6.5% for PSPP and 6.75% for OPSEU Pension Plan. Actuarial gains or losses are amortized over periods of 9 to 13 years.

      During the year, the Province entered into an agreement with OPSEU to improve certain plan benefits and extend the Factor 80 early retirement program from April 1, 2002 to March 31, 2005 for OPSEU members. The Province’s share of the past service cost of these amendments of $147 million is included in 2002-03 pension expense, fully offset by recognition of unamortized actuarial gains. During the previous year, the OTPP was amended to use $6.1 billion of the plan surplus for benefit improvements. The Province’s share of past service cost of this amendment of $2.3 billion was included in 2001-02 pensions expense, also fully offset by recognition of unamortized actuarial gains.

      The Province is also responsible for sponsoring the Ontario Teachers’ Retirement Compensation Arrangement and the Public Service and OPSEU Supplementary Benefits Plans. Expenses and liabilities of these plans are included in the Retirement Benefits expense and Retirement Benefits liability reported in the financial statements.

Other Retirement Benefits

      The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. The Province paid $97 million for benefits under the plan in 2002-03 (2001-02, $88 million). The discount rate used in the other retirement benefits calculation for 2002-03 is 6.00%, (2001-02, 6.25%). During the year, the Province entered into an agreement with OPSEU to change various dental, supplementary health and hospital benefits. These changes reduced the other retirement benefit liability by $176 million.

Other Liabilities

      Other liabilities include deferred revenues, pension and related benefit funds for the Provincial Judges Pension Fund and the Deputy Minister’s Supplementary Benefit Account, externally restricted funds and other miscellaneous liabilities.

      On March 31, 2003, the Province completed the sale of POSO for $48.5 million. POSO accepted deposits from the general public, government and other public bodies. These deposits formed part of the Consolidated Revenue Fund and were direct liabilities of the Province. The net gain on sale of $39.8 million is included with Other Revenues in the Consolidated Statement of Operations. As the purchaser assumed the POSO liabilities to depositors of $2.2 billion on March 31, 2003, these liabilities have been reclassified to Other Liabilities. The settlement of this liability to the purchaser occurred on April 1, 2003.

Claims Against the Crown

      Of the claims outstanding against the Crown in Right of Ontario as at March 31, 2003, 75 were for amounts over $50 million each. These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. As of November 26, 2003 there were 72 claims outstanding against the Crown, which were for amounts over $50 million each. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

DEBT

SELECTED CHARACTERISTICS BY TYPE OF ISSUE

As at March 31, 2003

			Average
		Average	Annual Cost	Average Annual
	As a Percentage	Term to	to the	Rate of Growth
	of Total	Maturity	Province	March 31, 2003
	(%)	(Years)	(%)	(%)

Debt
Publicly Held Debt
Debentures & Bonds(1)	64.9	9.9	6.3	3.0
Treasury Bills	3.9	0.2	2.9	22.8
Non-Publicly Held Debt
Canada Pension Plan	6.6	7.0	9.9	(10.7)
Ontario Teacher’s Pension Fund	6.4	4.6	11.9	(5.9)
Ontario Public Service Employees’ Union Pension Plan (OPSEU)	1.0	7.3	11.9	(3.9)
Public Service Pension Fund	2.0	7.3	11.9	(3.9)
Ontario Municipal Employees’ Retirement Fund	0.2	1.9	9.6	(47.0)
Other	0.7	15.7	7.2	(2.3)

	85.7	8.7	7.0	1.3

Other Liabilities	14.3	N/A	—	(2.6)

Total	100.0	N/A	N/A	0.7

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (6) Financial Tables — I. Summary of Net Debt — Risk Management and Derivative Financial Instruments”.

Debt Record

      The Province has never defaulted on the payment of principal or interest on any of its obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Debt Maturity and Interest Charges

      As at March 31, 2003, approximately 49.3% of the total debt issued for provincial purposes and OEFC Program was scheduled to mature within the next five years and 75.8% within the next 10 years. Interest charges on total debt were $9,694 million for 2002-03 and are estimated to be $10,025 million for fiscal 2003-04 on an accrual and consolidation basis of accounting.

DEBT MATURITY SCHEDULE

As at March 31, 2003

	Total Debt(1)

	Publicly Held	Non-Publicly
Year Ending March 31,	Debt	Held Debt	Total	% Of Total

	(in millions)
2004	$15,125	$2,537	$17,662	12.8
2005	12,208	2,241	14,449	10.4
2006	15,909	2,599	18,508	13.4
2007	5,890	2,019	7,909	5.7
2008	6,971	2,797	9,768	7.0

2004-2008	56,103	12,193	68,296	49.3
2009-13	25,276	11,456	36,732	26.5
2014-18	697	1,325	2,022	1.5
2019-23	5,089	2,287	7,376	5.3
2024-28	12,031	26	12,057	8.7
2029-53	11,989	—	11,989	8.7

	$111,185	$27,287	$138,472	100.0

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (6) Financial Tables — I. Summary of Net Debt — Risk Management and Derivative Financial Instruments”.

(3) Consolidated Debt of the Ontario Public Sector

Overview

      While centralized financing is prominent in Ontario, not all funding of the public sector is shown on the Province’s financial statements. Since the responsibilities assigned to the Canadian provinces by the Constitution are uniform (although not all provinces have chosen to assume the same set of responsibilities), interprovincial comparisons are more clearly facilitated by the presentation of the consolidated debt. This method of presenting public sector debt is not affected by the degree of centralization or decentralization of Provincial public sector financing. Included in the total is the debt of municipalities with separate revenue sources, and all of the sector’s revenue sources under provincial jurisdiction.

CONSOLIDATED DEBT OF THE ONTARIO PUBLIC SECTOR

	As at March 31,
	2003	% Of Total

	(in millions)
Net Debt(1)	$132,647	90.6
Obligations Guaranteed(2)	4,100	2.8
Other Public Sector Debt(3)	9,704	6.6

Total Consolidated Debt of the Ontario Public Sector	$146,451	100.00

Source: Ontario Ministry of Finance.

(1)	Net debt represents the difference between liabilities and financial assets.

(2)	A provision of $391 million (2002, $426 million) based on an estimate of the likely loss arising from guarantees under the Ontario Student Support Program has been reflected in the Accrued Liabilities for Transfer Payments (Financial Statements, 2002-2003, Schedule 4)

(3)	Other Public Sector Debt comprises local government debt of $4,830 million and schools’, colleges’, universities’ and hospitals’ debt of $4,874 million.

(4) Selected Debt Statistics

      The following table examines the Consolidated Debt of the Ontario Public Sector in absolute terms and in relation to certain provincial economic indicators.

CONSOLIDATED DEBT OF THE ONTARIO PUBLIC SECTOR

						Average
						Annual
						Rate of
	As at March 31,					Growth
						2000-2003
	1999	2000	2001	2002	2003	%

	(in millions unless otherwise indicated)
Consolidated Debt(1)	$154,696	$143,777	$142,546	$142,121	$146,451	0.6
Consolidated Debt per Capita	13,585	12,472	12,186	11,948	12,135	(0.9)
Consolidated Debt/ Personal Income (%)	50.8	44.6	41.1	39.5	39.5	(3.9)
Consolidated Debt/ GDP (%)	40.9	35.1	32.9	32.0	31.4	(3.7)

Sources: Ontario Ministry of Finance.

(1)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis starting in 1999-00. The consolidated debt for prior years has been restated to reflect the new accounting treatment.

THE CANADIAN DOLLAR

      Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

						Jan 1 -
						Nov 26
	1998	1999	2000	2001	2002	2003

High	71.23	69.16	69.02	66.95	66.18	76.79
Low	63.11	64.62	64.84	62.42	61.99	63.31

Source: Bank of Canada.

(5) Financial Tables

I.  Summary of Net Debt

	As at March 31,

		Restated(1)	Restated(1)	Restated(1)
	1999	2000	2001	2002	2003

	(in millions)
Non-Publicly Held Debt
Minister of Finance of Canada:
Canada Pension Plan	$10,487	$13,117	$12,709	$11,944	$10,746
Ontario Teachers’ Pension Fund	13,213	12,252	11,535	11,043	10,387
Ontario Municipal Employees Retirement Fund (“OMERS”)	666	622	569	502	266
Public Service Pension Fund	3,604	3,535	3,446	3,331	3,200
Ontario Public Service Employees’
Union (“OPSEU”) Pension Fund	1,712	1,679	1,637	1,582	1,520
Other	1,305	1,275	1,235	1,195	1,168

	30,987	32,480	31,131	29,597	27,287

Publicly Held Debt
Debentures and Bonds(2)	72,924	98,152	99,455	100,437	103,396
Treasury Bills	950	5,663	4,814	5,108	6,274
U.S. Commercial Paper(2)	272	1,133	959	1,566	1,515

	74,146	104,948	105,228	107,111	111,185

Total Debt	105,133	137,428	136,359	136,708	138,472

Province of Ontario Savings Office	2,517	2,812	2,482	2,438	—
Other Liabilities(3)	19,237	27,727	25,791	21,350	23,177

Total Liabilities	126,887	167,967	164,632	160,496	161,649
Less: Finance Assets	12,150	33,569	32,136	28,375	29,002

Net Debt	$114,737	$134,398	$132,496	$132,121	$132,647

Source: Ontario Ministry of Finance

(1)	Consistent with the treatment in the 2002-03 Public Accounts, the Ontario Electricity Financial Corporation (“OEFC”) is consolidated on a line-by-line basis starting in 1999-00. The net debt for prior years has been restated to reflect the new accounting treatment.

(2)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts entered into by the Province. All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts entered into by the Province. See “4. Public Debt — (6) Financial Tables — I. Summary of Net Debt — Risk Management and Derivative Financial Instruments”.

(3)	Other Liabilities include Accounts Payable and Accrued Liabilities and Pension Liabilities, Power Purchase Contracts, Nuclear Funding Liability and other liabilities.

Risk Management and Derivative Financial Instruments

      The Province employs various risk management strategies and operates within strict risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (“derivatives”).

      Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal arrangements under which the Province agrees with another party to exchange cash flows based upon one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures, options, caps and floors.

      Foreign exchange or currency risk is the risk of debt servicing costs and principal payments varying in Canadian dollar terms due to fluctuations in foreign exchange rates. To minimize currency risk, the Province uses derivative contracts to convert foreign currency cash flows into Canadian dollar denominated cash flows. The current policy limits unhedged foreign currency cash flows to 5% of Debt Issued for Provincial Purposes and 20% of OEFC debt (weighted average of 7.8%). As at March 31, 2003, 2.4% (2002, 2.7%) of total debt, 1.5% (2002, 1.6%) of Debt Issued for Provincial Purposes and 6.3% (2002, 7.5%) of OEFC debt was unhedged. The majority of the currency exposure is in U.S. dollars. A one cent increase in the Canadian dollar versus the U.S. dollar would result in an increase of $7 million in interest expense.

      Debt servicing costs may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes, the risk is measured as interest rate resetting risk which is the sum of floating rate exposure, net of liquid reserves, and fixed rate debt maturing within the next 12-month period as a percentage of the above liabilities. In respect of OEFC debt, the risk is measured as floating rate risk which is simply floating rate exposure as a percentage of OEFC debt. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short term debt, or by entering into or closing out derivative positions. The current policy limits interest rate resetting risk for Debt Issued for Provincial Purposes to a maximum of 25% and floating rate risk for OEFC debt to a maximum of 20%. As at March 31, 2003, interest rate resetting risk for Debt Issued for Provincial Purposes was 9.3% (2002, 12.5%) while floating rate risk for OEFC debt was 13.5% (2002, 9.8%). A one percent (100 basis points) increase in interest rates would result in an increase in Interest on Debt of $124 million (2002, $125 million).

      Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, i.e. cash and temporary investments, at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has short-term note programs as alternative sources of liquidity.

      The table below presents a maturity schedule of the Province’s derivatives by type, outstanding at March 31, 2003, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.

DERIVATIVE PORTFOLIO NOTIONAL VALUE

As at March 31,

						6-10	Over 10	2003	2002
Maturity in Fiscal Year	2004	2005	2006	2007	2008	Years	Years	Total	Total

	(in millions)
Swaps:
Interest Rate	$5,240	$4,797	$12,728	$1,927	$7,046	$14,158	$3,147	$49,043	$47,715
Cross Currency	4,619	6,550	8,244	1,202	2,976	5,108	—	28,699	30,715
Forward Foreign Exchange	2,081	—	—	—	—	—	—	2,081	2,226
Futures	100	—	—	—	—	—	—	100	171
Caps and Floors	50	—	—	—	—	—	—	50	—
Forward Rate Agreements	—	—	—	—	—	—	—	—	200

TOTAL	$12,090	$11,347	$20,972	$3,129	$10,022	$19,266	$3,147	$79,973	$81,027

      The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2003.

CREDIT RISK EXPOSURE

As at March 31,

	2002	2003

	(in millions)
Gross Credit Risk Exposure(1)	$4,400	$2,665
Less: Netting Agreements(2)	(2,296)	(1,976)

Net Credit Risk Exposure(3)	$2,104	$689

Note:

(1)	Gross credit risk exposure includes credit exposure on swaps, options, futures, forward rate agreements and forward foreign exchange agreements.

(2)	Contracts do not have coterminous settlement dates. However, master agreements provide for close out netting.

(3)	Total exposure to counterparties with positive exposure (meaning that counterparties owed the Province) was $2.7 billion (2002, $4.4 billion) and the total negative exposure to counterparties (meaning that the Province owed the counterparties) was $2 billion (2002, $2.3 billion) for a total unrealized net asset of $689 million (2002, $2.1 billion).

      The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) that provide for termination netting and if applicable payment netting with virtually all of its counterparties. Gross credit risk exposure represents the loss that the Province would incur if every counterparty to which the Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net credit risk exposure is the loss including the mitigating impact of these netting provisions.

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED

As at March 31, 2003

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
Debt Issued for Provincial Purposes
PAYABLE IN CANADA IN CANADIAN DOLLARS
NON-PUBLIC DEBT To Minister of Finance of Canada Canada Pension Plan Investment Fund: Year ending March 31
2004	1984	CPP	10.92 to 12.14	1,200,847,000
2005	1985	CPP	12.08 to 14.06	1,133,182,000
2006	1986	CPP	10.58 to 12.57	1,213,502,000
2007	1987	CPP	9.36 to 10.17	232,269,000
2008	1988	CPP	10.79	42,300,000
2012	1992	CPP	9.81 to 10.04	987,249,000
2013	1993	CPP	9.17 to 9.45	700,137,000
2019	1999	CPP	5.81 to 5.84	45,270,000
2020	1999	CPP	5.50 to 6.91	869,889,000
2021	2000	CPP	6.33 to 6.67	609,834,000
2022	2001	CPP	6.17 to 6.47	330,994,000

				7,365,473,000	(5)

To Ontario Teacher’s Pension Fund: Year ending March 31
2004	1982-1984	TI	12.88 to 13.34	900,000,000
2005	1984-1991	TI	12.60 to 13.27	821,000,000
2006	1985-1991	TI	11.07 to 14.40	1,070,000,000
2007	1985-1991	TI	10.26 to 13.01	1,185,000,000
2008	1983-1991	TI	10.15 to 15.38	1,945,000,000
2009	1986-1991	TI	10.98 to 11.50	1,465,000,000
2010	1986-1991	TI	10.22 to 11.24	1,236,000,000
2011	1987	TI	10.11 to 10.32	560,000,000
2012	1988-1991	TI	10.68 to 11.24	580,000,000
2013	1989-1991	TI	11.06 to 11.31	625,000,000

				10,387,000,000	(1)

To Ontario Municipal Employees Retirement Fund: Year ending March 31
2004	1996	MER	9.45	163,695,000
2007	1996	MER	9.77	102,675,000

				266,370,000	(1)(38)

To Colleges of Applied Arts & Technology Pension Plan: Year ending March 31
2004	1996	CAAT	9.45	24,255,000
2007	1996	CAAT	9.77	18,625,000

				42,880,000	(1)(38)

To Ontario Immigrant Investor Corporation Year ending March 31
2004	2003	OIIC 36	Floating	800,000
2005	2003	OIIC 01-03	Zero	1,666,042	(123)
2006	2003	OIIC 04-14	Zero	5,954,723	(123)
2007	2003	OIIC 15-25	Zero	16,150,884	(123)
2008	2003	OIIC 26-37	Zero	17,395,660	(123)

				41,967,309

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
To Ryerson Retirement Pension Plan: Year ending March 31
2004	1995	RRPF	12.78	1,081,061
2005	1995	RRPF	13.33	1,229,597
2006	1995	RRPF	11.16	1,464,199
2007	1995	RRPF	9.64	1,618,486

				5,393,343	(1)

To Canada Mortgage and Housing Corporation: Year ending March 31
2000-2004	1974 to 1975	CMHC	5.125 to 7.875	54,532
2000-2005	1971 to 1975	CMHC	5.125 to 8.625	389,342
2000-2006	1973 to 1976	CMHC	5.125 to 10.375	566,844
2000-2007	1974 to 1977	CMHC	5.375 to 10.375	2,018,879
2000-2010	1970 to 1975	CMHC	5.75 to 6.875	1,558,695
2000-2011	1971 to 1976	CMHC	5.375 to 8.25	2,833,542
2000-2012	1972	CMHC	6.875 to 8.25	3,689,497
2000-2013	1973	CMHC	7.25 to 8.25	700,166
2000-2014	1974	CMHC	6.125 to 8.25	11,361,699
2000-2015	1975	CMHC	7.50 to 10.375	7,151,935
2000-2016	1976	CMHC	5.375 to 10.75	15,348,205
2000-2017	1977	CMHC	7.625 to 10.75	11,465,977
2000-2018	1977 to 1978	CMHC	7.625 to 13.00	29,585,263
2000-2019	1977 to 1980	CMHC	7.625 to 15.25	33,762,881
2000-2020	1978 to 1980	CMHC	7.625 to 15.75	54,158,503
2000-2021	1981	CMHC	9.50 to 15.75	26,114,815
2000-2022	1982	CMHC	9.75 to 15.75	1,037,170

				201,797,945	(2)(7)

To Public Service Pension Fund: Year ending March 31
2004	1997	OPB	9.50 to 14.65	67,265,166
2005	1997	OPB	9.82 to 12.78	160,431,479
2006	1997	OPB	11.05 to 13.33	172,212,515
2007	1997	OPB	11.16 to 13.33	188,766,466
2008	1997	OPB	15.38	218,362,903
2009	1997	OPB	12.79	264,512,886
2010	1997	OPB	12.88	273,669,452
2011	1997	OPB	13.33	282,994,558
2012	1997	OPB	11.55	336,229,108
2013	1997	OPB	10.38	374,479,804
2014	1997	OPB	11.10	409,677,031
2015	1997	OPB	11.19	450,938,707

				3,199,540,075	(1)(23)(65)

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
To Public Service Employees’ Union Pension Fund: Year ending March 31
2004	1997	OPPT	9.50 to 14.65	31,954,627
2005	1997	OPPT	9.82 to 12.78	76,213,714
2006	1997	OPPT	11.05 to 13.33	81,810,350
2007	1997	OPPT	11.16 to 13.33	89,674,381
2008	1997	OPPT	15.38	103,734,305
2009	1997	OPPT	12.79	125,658,067
2010	1997	OPPT	12.88	130,007,936
2011	1997	OPPT	13.33	134,437,870
2012	1997	OPPT	11.55	159,727,189
2013	1997	OPPT	10.38	177,898,359
2014	1997	OPPT	11.10	194,618,964
2015	1997	OPPT	11.19	214,220,513

				1,519,956,275	(1)(23)(65)

To Ontario Housing Corporation Year ending March 31
2010	1994	OHC	8.264 to 9.215	422,388,939
2011	1994 to 1995	OHC	8.242 to 9.898	694,880,091
2012	1995	OHC	9.655	33,382,267
2013	1995	OHC	9.655	6,561,000

				1,157,212,297	(1)(2)

TOTAL NON-PUBLIC DEBT ISSUED				24,187,590,244

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
Apr. 22, 2003	Dec. 29, 1992	HG	8.75	750,000,000	(1)
July 13, 2003	Jan. 13, 2000	NB	Floating	100,000,000	(1) (8)
Sept. 16, 2003	Sept. 16, 1998	MA	Floating	100,000,000	(1)(73)
June 2, 2004	Feb. 3, 2000	MG	4.875	200,000,000	(1)(97)
June 4, 2004	Oct. 4, 2001	DMTN20	Floating	75,500,000	(1)(102)
June 11, 2004	Oct. 11, 2001	DMTN21	Floating	50,000,000	(1)(100)
July 2, 2004	July 2, 2002	DMTN50	Floating	50,000,000	(129)
Sept. 15, 2004	June 21, 1994	HU	9.00	1,450,000,000	(1)
Dec. 2, 2004	June 11, 2002	DMTN48	6.40	94,290,000	(1)
Dec. 2, 2004	Oct. 28, 1999	MV	6.40	12,710,000	(34)(49)
Mar. 1, 2005	Mar. 1, 2002	DMTN38	Floating	50,000,000	(115)
Mar. 8, 2005	Dec. 10, 1999	MZ	6.25	1,052,875,000	(1)(106)
May 13, 2005	May 13, 1999	ML	5.85	50,000,000	(44)
Dec. 1, 2005	Sept. 13, 1995	JP	8.25	1,000,000,000	(1)
Feb. 1, 2006	Feb. 1, 1999	MJ	5.00	90,000,000	(1)
Feb. 1, 2006	Feb. 1, 2002	DMTN34	Floating	500,000,000	(1)(105)
Feb. 20, 2006	Feb. 20, 1996	JZ	0.00-17.25	107,000,000	(1)(40)
Mar. 8, 2006	Oct. 26, 2000	NL	5.90	1,000,000,000	(1)(97)
July 20, 2006	July 20, 2001	DMTN6	Step-Up	45,000,000	(3)
July 24, 2006	July 24, 1996	KE	7.75	700,000,000	(1)(78)
Aug. 21, 2006	Aug. 21, 2001	DMTN9	Step-Up	25,000,000	(22)
Sept. 5, 2006	Sept. 5, 2001	DMTN12	Step-Up	25,000,000	(26)
Sept. 11, 2006	Sept. 11, 2001	DMTN13	Step-Up	30,000,000	(36)
Sept. 11, 2006	Sept. 11, 2001	DMTN14	6.25	125,000,000	(32)

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
Nov. 28, 2006	Nov. 28, 2001	DMTN25	Step-Up	25,000,000	(94)
Dec. 12, 2006	Dec. 12, 2001	DMTN27	Step-Up	25,000,000	(88)
Jan. 12, 2007	Jan. 12, 1995	JF	9.50	132,950,000	(1)(21)
Feb. 12, 2007	Feb. 12, 2002	DMTN35	Step-Up	50,000,000	(108)
Feb. 20, 2007	Nov. 20, 2001	DMTN24	Floating	100,000,000	(95)
Mar. 1, 2007	Mar. 1, 2002	DMTN36	Step-Up	35,000,000	(113)
Mar. 8, 2007	Sept. 11, 2001	DMTN16	5.20	1,500,000,000	(1)(77)(97)
Mar. 19, 2007	Mar. 19, 2002	DMTN41	Step-Up	25,000,000	(6)
May 3, 2007	May 3, 2002	DMTN43	Step-Up	30,000,000	(131)
June 4, 2007	Dec. 4, 2001	DMTN28	Step-Up	30,000,000	(72)
June 18, 2007	Dec. 18, 2001	DMTN31	Step-Up	33,000,000	(111)
July 15, 2007	July 15, 2002	DMTN49	Step-Up	50,000,000	(136)
July 21, 2007	Jan. 21, 2002	DMTN32	Step-Up	35,000,000	(112)
Aug. 27,2007	Aug. 27, 2001	DMTN11	Step-Up	25,000,000	(42)
Sept. 12, 2007	Sept. 12, 1997	LE	6.125	1,160,000,000	(39)(130)
Nov. 15, 2007	May 15, 2002	DMTN47	Step-Up	25,000,000	(134)
Dec. 10, 2007	Dec. 10, 1997	LH	5.875	66,475,000	(1)
Mar. 17, 2008	Mar. 17, 2003	DMTN63	Step-Up	25,000,000	(141)
June 3, 2008	June 3, 1999	MN	Floating	50,000,000	(46)
Jul. 15, 2008	Feb. 6, 1998	LM	5.50	75,000,000	(1)
Sept. 4, 2008	Sept. 4, 1998	LW	6.30	50,000,000	(1)
Sept. 17, 2008	Sept. 17, 2001	DMTN15	Step-Up	38,000,000	(52)
Oct. 22, 2008	Oct. 22, 2001	DMTN22	Step-Up	25,000,000	(99)
Dec. 1, 2008	Mar. 5, 2002	DMTN39	Floating	150,000,000	(116)
Dec. 1, 2008	Sept. 15, 1998	LZ	5.70	1,550,000,000	(1)
Dec. 5, 2008	Dec. 5, 2001	DMTN30	Floating	50,000,000	(110)
Mar. 3, 2009	Mar. 3, 2003	DMTN60	Step-Up	25,000,000	(140)
Mar. 18, 2009	Mar. 18, 2002	DMTN40	Step-Up	30,000,000	(117)
Apr. 1, 2009	Apr. 9, 1998	LR	6.15	205,000,000	(87)
Apr. 3, 2009	Apr. 3, 2002	DMTN42	Step-Up	45,000,000	(132)
May 6, 2009	May 6, 2002	DMTN45	Step-Up	36,000,000	(133)
July 23, 2009	July 23, 2002	DMTN51	Step-Up	25,000,000	(137)
July 27, 2009	July 27, 1999	MR	5.75-6.50	40,000,000	(25)
Sept. 4, 2009	Sept. 4, 1997	LD	6.00-7.625	75,000,000	(71)
Sept. 10, 2009	Sept. 10, 2002	DMTN52	Step-Up	35,000,000	(138)
Oct. 3, 2009	Oct. 3, 2001	DMTN19	Step-Up	33,000,000	(103)
Nov. 4, 2009	Nov. 4, 2002	DMTN55	Step-Up	25,000,000	(143)
Nov. 19, 2009	Mar. 19, 1999	MU	6.20	900,000,000	(1)(109)
Nov. 27, 2009	Nov. 27, 2002	DMTN56	Step-Up	25,000,000	(17)
Dec. 18, 2009	Dec. 18, 2002	DMTN57	Step-Up	25,000,000	(96)
Feb. 18, 2010	Feb. 18, 2003	DMTN59	Step-Up	25,000,000	(85)
Mar. 4, 2010	Mar. 4, 2002	DMTN37	Step-Up	25,000,000	(114)
May 30, 2010	May 30, 2001	DMTN4	Step-Up	50,000,000	(59)
June 28, 2010	June 28, 2001	DMTN5	Step-Up	30,000,000	(68)
July 30, 2010	July 30, 2001	DMTN7	Step-Up	25,000,000	(70)
Nov. 19, 2010	Nov. 24, 2000	NK	6.10	1,620,000,000	(1)
Jan. 31, 2011	Jan. 31, 2003	DMTN58	Step-Up	25,000,000	(139)
Sept. 28, 2011	Sept. 28, 2001	DMTN17	Step-Up	40,000,000	(104)
Oct. 5, 2011	Oct. 5, 2001	DMTN18	Step-Up	40,000,000	(101)
Oct. 30, 2011	Oct. 30, 2001	DMTN23	Step-Up	35,000,000	(16)
Nov. 29, 2011	Nov. 29, 2001	DMTN26	Step-Up	50,000,000	(89)
Dec. 2, 2011	Feb. 27, 2002	DMTN8	6.10	1,000,000,000	(1)(60)
July 7, 2012	May 18, 2002	DMTN46	Zero	25,269,411	(98)
Oct. 15, 2012	Oct. 15, 2002	DMTN54	Step-Up	30,000,000	(86)
Dec. 2, 2012	Dec. 2, 2002	DMTN53	5.375	2,000,000,000	(1)
Sept. 1, 2015	Sept. 1, 2000	DMTN1	6.25	34,000,000	(1)(45)

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
Sept. 4, 2020	Sept. 4, 1998	LY	6.30	50,000,000	(135)
July 13, 2022	July 13, 1992	HC	9.50	1,590,438,000	(1)(53)
Sept. 8, 2023	Sept. 8, 1993	HP	8.10	1,350,000,000	(1)
June 2, 2025	Dec. 20, 1994	JE	9.50	500,000,000	(1)
Dec. 2, 2025	Oct. 5, 1995	JQ	8.50	1,000,000,000	(1)
Feb. 6, 2026	Feb. 6, 1996	JY	8.00	12,500,000	(1)
June 2, 2026	Dec. 21, 1995	JU	8.00	1,000,000,000	(1)
Dec. 2, 2026	Feb. 13, 1997	KR	8.00	386,500,000	(1)
Dec. 2, 2026	Jan. 20, 1999	MH	7.00	124,584,000	(1)(90)
Feb. 3, 2027	Aug. 5, 1997	KN	7.50	58,220,000	(1)(18)
Feb. 3. 2027	Aug. 5, 1997	KT	6.95	8,726,000	(74)
Feb. 3, 2027	Apr. 1 1997	KY	7.50	11,549,000	(1)
Feb. 3, 2027	Dec. 4, 1998	LA	7.50	5,507,000	(1)
Feb. 4, 2027	Feb. 4, 1998	KQ	7.375	990,000	(1)
June 2, 2027	Oct. 17, 1996	KJ	7.60	4,237,700,000	(1)(75)
Aug. 25, 2028	Feb. 25, 1998	LQ	6.25	2,020,000	(1)
Mar. 8, 2029	Jan. 8, 1998	LK	6.50	4,677,000,000	(1)
Jan. 13, 2031	Sept. 8, 1995	JN	9.50	125,000,000	(1)
June 2, 2031	Mar. 27, 2000	NF	6.20	2,500,000,000	(1)(107)
Mar. 8, 2033	Feb. 17, 1998	DMTN61	5.85	1,000,000,000	(1)
Nov. 3, 2034	Nov. 3, 1994	HY	9.75	280,000,000	(1)
Jan. 10, 1995 to Jan. 10, 2035	Nov. 30, 1994	HZ	9.4688	2,315,904	(1)(24)
“	“	JA	9.4688	16,636,760	(1)(24)(82)
“	“	JB	9.4688	8,482,324	(1)(24)
“	“	JC	9.4688	4,764,354	(1)(24)
“	“	JD	9.4688	3,171,134	(1)(24)
Feb. 8, 2035	Feb. 8, 1995	JJ	9.875	73,000,000	(19)
June 20, 2036	June 20, 1996	KC	8.25	211,000,000	(1)
June 20, 2038	Sept. 16, 1996	KG	8.10	120,000,000	(1)
July 13, 2038	July 29, 1998	LS	5.75	50,000,000	(1)
Aug. 25, 2038	Aug. 17, 1998	LT	6.00	100,000,000	(1)
July 13, 2039	Feb. 2, 1999	MK	5.65	300,000,000	(1)
Dec. 2, 2039	Feb. 25, 2000	NE	5.70	553,700,000	(1)
July 13, 2040	Apr. 18, 2002	DMTN44	6.20	50,000,000	(1)
Dec. 2, 2041	Aug. 15, 2001	DMTN10	6.20	290,000,000	(1)(126)
March 8, 2042	Dec. 4, 2001	DMTN29	6.00	41,000,000	(1)
June 2, 2042	Jan. 18, 2002	DMTN33	6.00	140,000,000	(1)(128)
June 2, 2043	Feb. 24, 2003	DMTN62	5.75	50,000,000	(1)
June 10, 2045	May 25, 1995	JL	8.435	35,531,176	(1)(41)
Mar. 1, 2045	Mar. 1, 1995	JK	9.50	150,000,000	(20)

				40,741,405,063

ONTARIO SAVINGS BONDS
Mar. 1, 2000	March 1, 1995	Annual	Variable	2,014,700	(29)
Mar. 1, 2000	March 1, 1995	Compound	Variable	3,857,550	(29)
June 21, 2000	June 21, 1997	Annual	Fixed	350,800	(29)
June 21, 2000	June 21, 1997	Compound	Fixed	180,300	(29)
June 21, 2001	June 21, 1996	Annual	Step-Up	1,135,200	(29)
June 21, 2001	June 21, 1996	Compound	Step-Up	2,536,800	(29)
June 21, 2001	June 21, 1996	Annual	Variable	654,900	(29)
June 21, 2001	June 21, 1996	Compound	Variable	301,700	(29)
June 21, 2001	June 21, 1998	Annual	Fixed	316,100	(29)
June 21, 2001	June 21, 1998	Compound	Fixed	492,000	(29)
June 21, 2002	June 21, 1999	Annual	Fixed	1,577,700	(29)
June 21, 2002	June 21, 1999	Compound	Fixed	2,368,500	(29)
June 21, 2003	June 21, 1998	Compound	Step-Up	245,618,400	(62)(92)

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
June 21, 2003	June 21, 1998	Annual	Step-Up	270,415,900	(62)(92)
June 21, 2003	June 21, 2000	Annual	Fixed	439,693,900	(30)(62)
June 21, 2003	June 21, 2000	Compound	Fixed	352,916,400	(30)(62)
June 21, 2004	June 21, 1997	Annual	Step-Up	445,767,100	(62)(66)
June 21, 2004	June 21, 1997	Compound	Step-Up	360,739,400	(62)(66)
June 21, 2004	June 21, 1997	Annual	Variable	9,981,300	(62)(67)
June 21, 2004	June 21, 1997	Compound	Variable	9,969,200	(62)(67)
June 21, 2004	June 21, 1999	Annual	Step-Up	238,271,000	(28)(62)
June 21, 2004	June 21, 1999	Compound	Step-Up	243,689,350	(28)(62)
June 21, 2004	June 21, 2001	Annual	Fixed	710,897,700	(30)(62)
June 21, 2004	June 21, 2001	Compound	Fixed	558,321,700	(30)(62)
June 21, 2005	June 21, 1998	Annual	Variable	67,840,900	(62)(81)
June 21, 2005	June 21, 1998	Compound	Variable	69,987,600	(62)(81)
June 21, 2005	June 21, 2000	Annual	Step-Up	706,147,100	(48)(62)
June 21, 2005	June 21, 2000	Compound	Step-Up	600,101,350	(48)(62)
June 21, 2005	June 21, 2002	Annual	Fixed	532,495,900	(30)(62)
June 21, 2005	June 21, 2002	Compound	Fixed	501,445,550	(30)(62)
June 21, 2006	June 21, 1999	Compound	Variable	71,610,200	(62)(81)
June 21, 2006	June 21, 1999	Annual	Variable	53,377,600	(62)(81)
June 21, 2006	June 21, 2001	Annual	Step-Up	871,558,600	(62)(63)
June 21, 2006	June 21, 2001	Compound	Step-Up	1,074,198,400	(62)(63)
June 21, 2007	June 21, 2000	Compound	Variable	116,195,050	(56)(62)
June 21, 2007	June 21, 2000	Annual	Variable	90,648,700	(56)(62)
June 21, 2007	June 21, 2002	Annual	Step-Up	199,483,400	(124)(62)
June 21, 2007	June 21, 2002	Compound	Step-Up	252,222,100	(124)(62)
June 21, 2008	June 21, 2001	Annual	Variable	94,616,300	(62)(64)
June 21, 2008	June 21, 2001	Compound	Variable	98,489,400	(62)(64)
June 21, 2009	June 21, 2002	Annual	Variable	366,880,800	(62)(127)
June 21, 2009	June 21, 2002	Compound	Variable	239,305,800	(62)(127)

				9,908,672,350

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				74,837,667,657	(1)

GLOBAL MARKET PAYABLE IN CANADIAN DOLLARS
Dec. 8, 2003	July 20, 1993	HM	7.75	1,250,000,000
Jan. 24, 2005	Jan. 24, 2000	NC	Floating	500,000,000	(50)
Jan. 19, 2006	Jan. 19, 1996	JV	7.50	1,250,000,000	(39)
Feb. 7, 2024	Feb. 7, 1994	HS	7.50	1,250,000,000

TOTAL PAYABLE IN CANADIAN DOLLARS				4,250,000,000	(1)

PAYABLE IN EUROPE IN CANADIAN DOLLARS
Nov. 27, 2003	Nov. 27, 1998	ME	5.00	250,000,000
Sept. 27, 2005	Sept. 27, 1993	HQ	7.25	500,000,000
Dec. 1, 2005	Dec. 1, 1999	EMTN045	6.50	375,000,000
Jan. 23, 2006	Jan. 23, 2003	EMTN053	3.50	100,000,000
Aug. 9, 2006	Aug. 9, 2001	EMTN049	5.75	100,000,000
Sep. 10, 2007	Sep. 10, 2002	EMTN052	4.375	750,000,000
Dec. 31, 2007	Jan. 16, 2002	EMTN051	5.125	350,000,000	(31)
Jan. 27, 2009	Jan. 27, 1999	EMTN042	5.00	350,000,000
Nov. 30, 2011	Nov. 30, 2001	EMTN050	5.25	450,000,000	(58)
July 13, 2034	July 13, 1994	EMTN005	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				3,525,000,000	(1)

PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS
Feb. 18, 2013	Feb. 18, 1993	HJ	9.24	250,000,000

TOTAL PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS				250,000,000	(1)

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
PAYABLE IN THE UNITED STATES IN U.S. DOLLARS
June 30, 2005	Mar. 13, 2002	NP	4.20	250,000,000

TOTAL PAYABLE IN THE UNITED STATES IN U.S. DOLLARS				250,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.5885				397,125,000	(10)

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
June 22, 2004	June 22, 1994	HV	7.625	1,000,000,000
Aug. 4, 2005	Aug. 4, 1995	JM	7.00	1,250,000,000
Dec. 15, 2005	Nov. 26, 2002	NT	2.625	481,691,920	(125)
Feb. 21, 2006	Feb. 21, 1996	KA	6.00	2,050,000,000
Sep. 17, 2007	Sep. 17, 2002	NR	3.50	1,000,000,000
Oct. 1, 2008	Oct. 1, 1998	MB	5.50	1,750,000,000
Dec. 15, 2009	Oct. 1, 2002	NS	3.75	300,000,000
July 17, 2012	July 17, 2002	NQ	5.125	750,000,000
Feb. 15, 2013	Feb. 7, 2003	NU	4.375	500,000,000

TOTAL PAYABLE IN U.S. DOLLARS				9,081,691,920	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.47272				13,374,766,134	(43)

PAYABLE IN CANADA IN U.S. DOLLARS
Apr. 24, 2005	Apr. 24, 1995	DMTN1	Floating	100,000,000
May 1, 2005	May 1, 1995	DMTN2	Floating	100,000,000
May 9, 2005	May 9, 1995	DMTN3	Floating	100,000,000
May 16, 2005	May 16, 1995	DMTN4	Floating	100,000,000

TOTAL PAYABLE IN CANADA IN U.S. DOLLARS				400,000,000	(35)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.36625				546,500,000	(9)

PAYABLE IN EUROPE IN U.S. DOLLARS
June 12, 2003	Jan. 19, 2001	EMTN047	Floating	100,000,000

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				100,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.5260				152,600,000	(11)

PAYABLE IN JAPAN IN JAPANESE YEN
Aug. 25, 2003	Aug. 25, 1993	YL003	Floating	10,000,000,000	(1)(4)
Sept. 22, 2003	Sep. 22, 1993	YL004	5.20	10,000,000,000	(1)
July 6, 2004	July 6, 1994	YL005	4.40	10,000,000,000	(1)
July 21, 2004	July 21, 1994	YL006	4.53	10,000,000,000	(1)
Sept. 8, 2004	Sept. 7, 1994	YL008	4.71	7,000,000,000	(1)
Oct. 25, 2004	Oct. 25, 1994	YL009	5.00	10,000,000,000	(1)
Dec. 20, 2004	Dec. 20, 1994	YL010	4.80	5,000,000,000	(1)
Aug. 31, 2005	Aug. 31, 1995	YL011	3.10	25,000,000,000	(1)
Mar. 16, 2007	Mar. 18, 1997	KU	3.10	5,000,000,000	(1)(54)
Mar. 16, 2007	Mar. 18, 1997	KV	3.25	15,000,000,000	(1)(55)
July 18, 2007	July 18, 1997	YL012	2.615	10,000,000,000	(1)
Nov. 12, 2009	Nov. 12, 1999	YL014	2.00	10,000,000,000	(1)

TOTAL PAYABLE IN JAPAN IN JAPANESE YEN				127,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.01313				1,667,650,343	(14)

GLOBAL MARKET PAYABLE IN JAPANESE YEN
Jan. 25, 2010	Jan. 13, 2000	ND	1.875	50,000,000,000

TOTAL PAYABLE IN JAPANESE YEN				50,000,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.01238				618,792,136	(122)

PAYABLE IN EUROPE IN JAPANESE YEN
Mar. 15, 2005	Mar. 15, 1995	EMTN015	6.00	2,000,000,000	(33)
Sept. 8, 2005	Mar. 23, 1998	EMTN037	6.21	10,000,000,000
Sept. 19, 2005	Sept. 4, 1998	EMTN038	6.205	10,000,000,000
Aug. 29, 2006	Aug. 29, 1996	EMTN021	4.28	10,000,000,000	(57)

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
Mar. 26, 2007	Apr. 3, 1997	EMTN033	3.20	10,000,000,000	(47)
June 13, 2007	June 13, 1997	EMTN034	3.58	10,000,000,000	(79)
Feb. 25, 2008	Feb. 25, 1998	EMTN036	2.60	7,100,000,000	(80)
Nov. 19, 2009	Nov. 24, 1999	EMTN046	2.00	10,000,000,000

TOTAL PAYABLE IN EUROPE IN JAPANESE YEN				69,100,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.01276				882,014,744	(15)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
Mar. 7, 2008	Mar. 7, 2003	EMTN054	4.75	100,000,000

TOTAL PAYABLE IN AUSTRALIAN DOLLARS				100,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.89714				89,713,600	(142)

PAYABLE IN EUROPE IN EUROS
Jan. 13, 2004	Jan. 13, 1994	HR	6.25	735,825,710	(119)
Sept. 27, 2004	Sept. 27, 1994	HX	7.75	181,512,086	(120)
Feb. 17, 2006	Feb. 17, 1999	EMTN043	3.50	27,000,000	(1)
July 29, 2008	July 29, 1996	KD	6.875	457,347,051	(121)
July 21, 2009	July 21, 1997	EMTN035	5.875	457,347,051	(118)
Mar. 12, 2010	Mar. 12, 2003	EMTN055	3.50	400,000,000	(1)

TOTAL PAYABLE IN EUROPE IN EUROS				2,259,031,898

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.75148				3,956,660,134	(27)

GLOBAL MARKET PAYABLE IN NEW ZEALAND DOLLARS
Mar. 3, 2008	Mar. 3, 2003	NV	5.75	250,000,000
Dec. 3, 2008	Dec. 3, 1998	MF	6.25	250,000,000

TOTAL PAYABLE IN NEW ZEALAND DOLLARS				500,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.83151				415,754,000	(69)

PAYABLE IN EUROPE IN NORWEGIAN KRONER
Dec. 29, 2004	Sept. 12, 1996	EMTN022	7.00	300,000,000

TOTAL PAYABLE IN EUROPE IN NORWEGIAN KRONER				300,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.21235				63,704,048	(61)

PAYABLE IN EUROPE IN POUNDS STERLING
June 10, 2004	June 10, 1998	EMTN039	6.375	200,000,000

TOTAL PAYABLE IN EUROPE IN POUNDS STERLING				200,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $2.3635				472,700,000	(12)

PAYABLE IN EUROPE IN SWISS FRANCS
July 7, 2003	July 7, 1998	EMTN041	2.50	250,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				250,000,000	(1)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.99726				249,315,000	(13)

TOTAL DEBENTURES AND BONDS				81,562,372,552

TREASURY BILLS				4,251,373,000	(84)

U.S. COMMERCIAL PAPER (in U.S. Dollars)				834,530,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.53405				1,280,210,761	(91)

TOTAL PUBLICLY HELD DEBT ISSUED				87,093,956,313

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES				111,281,546,557	(83)

DEBT ISSUED FOR INVESTMENT PURPOSES:
ONTARIO POWER GENERATION INC.				5,126,000,000
HYDRO ONE INC.				3,759,000,000

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES				8,885,000,000	(144)

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference

			%	$
Debt Issued for Ontario Electricity Financial Corporation (“OEFC”)
PAYABLE IN CANADA IN CANADIAN DOLLARS
NON-PUBLIC DEBT
2007	1986	CPP	9.64	119,000,000
2008	1988	CPP	9.13 to 9.72	388,715,000
2009	1989	CPP	9.62 to 10.31	589,319,000
2010	1990	CPP	9.61 to 10.31	650,712,000
2021	2001	CPP	6.08	19,375,000
2022	2002	CPP	6.17 to 6.29	172,961,000
2023	2003	CPP	6.16	38,130,000

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				1,978,212,000	(5)

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
June 2, 2004	Dec. 9, 1998	HC-MG	4.87	3,000,000,000
Mar. 8, 2006	Mar. 8, 2001	CDB-NLA	5.90	500,000,000
Dec. 1, 2008	Jan. 22, 1999	HC-LZ	5.70	650,000,000
Nov. 19, 2009	July 26, 2000	HC-MU	6.20	500,000,000
Nov. 19, 2010	Sept. 1, 2000	HC-NK	6.10	500,000,000
Mar. 15, 2011	Mar. 15, 2001	DMTN3	5.50-6.80	50,000,000	(37)
Dec. 2, 2011	July 20, 2001	DMTN8	6.10	500,000,000	(60)
June 2, 2027	Feb. 4, 2000	HC-KJA	7.60	25,500,000
Aug. 25, 2028	Apr. 6, 1999	HC-LQA	6.25	78,600,000
June 2, 2031	Feb. 24, 2000	HC-NF	6.20	500,000,000	(51)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				6,304,100,000

PAYABLE IN EUROPE IN CANADIAN DOLLARS
Nov. 27, 2003	June 17, 1999	HC-ME	5.00	350,000,000
Feb. 28, 2005	Feb. 28, 2001	EMTN-48	5.25	250,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				600,000,000

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
Dec. 15, 2005	Nov. 26, 2002	GLB-NTB	2.625	268,308,080	(125)
Mar. 28, 2008	Feb. 26, 2003	GLB-NW	3.282	300,000,000
Oct. 1, 2008	Mar. 19, 2001	GLB-MBB	5.50	250,000,000

TOTAL PAYABLE IN U.S. DOLLARS				818,308,080

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.5392				1,259,500,000	(93)

TREASURY BILLS				2,484,165,000

U.S. COMMERCIAL PAPER (in U.S. Dollars)				154,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.5046				231,708,600

TOTAL DEBT ISSUED FOR OEFC				12,857,685,600	(76)

References:

1.	Non-callable.

2.	Debentures issued to the Ontario Housing Corporation are not negotiable and not transferable or assignable but are redeemable, in whole or in part, at the option of the Ontario Housing Corporation, on six months prior written notice.

3.	Bonds are extendible at the option of the Province every six months starting July 20, 2003, to the final maturity date of July 20, 2006. Coupon interest is paid monthly at a rate of 5.35% in years 1-2, 5.90% in year 3, 6.50% in year 4, and 7.00% in the final year. In addition, the Province entered into

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.99%.

4.	Interest payable is six-month Yen LIBOR.

5.	Securities sold to the Canada Pension Plan Investment Fund are payable 20 years after their respective dates of issue, are not negotiable and not transferable or assignable but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when the Minister deems it necessary in order to meet the requirements of the Canada Pension Plan. In the case of redemption before maturity, the Ontario Securities are to be redeemed in the order in which they were issued and the amount of Ontario Securities to be redeemed at any time shall be proportionate to the amount of all securities then held to the credit of the said fund represented by Ontario Securities.

6.	Bonds are extendible at the option of the Province on the Initial Maturity Date of March 19, 2004, and on each Extended Maturity Date thereafter to the final maturity date of March 19, 2007. Coupon interest is paid semi-annually at a rate of 4.20% in years 1-2, 4.75% in year 3, 5.75% in year 4, and 7.1% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.09%.

7.	The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest.

8.	Interest payable is three-month Canadian BA.

9.	The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.36625. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 8.64%.

10.	The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.5885. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.07%.

11.	Interest payable is three-month LIBOR minus 0.10%. In addition, the Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.5260. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.85%.

12.	The Province entered into currency exchange agreements that effectively converted these Pounds Sterling obligations to Canadian dollar obligations at an exchange rate of 2.3635. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.50%.

13.	The Province entered into currency exchange agreements that effectively converted these Swiss franc obligations to Canadian dollar obligations at an exchange rate of 0.99726. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.035%.

14.	The Province entered into currency exchange agreements that effectively converted substantially all of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.01313. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $1,448 million of these debts to a rate of 7.77% and a $220 million to a floating three-month Canadian BA rate minus 0.051%.

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II. OUTSTANDING DEBT ISSUED — Continued

15.	The Province entered into currency exchange agreements that effectively converted substantially all of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.01276. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 6.74%.

16.	Bonds are extendible at the option of the Province on the Initial Maturity Date of October 30, 2003, and on each Extended Maturity Date thereafter to the final maturity date of October 30, 2011. Coupon interest is paid monthly at a rate of 4.75% in year 1, 5.0% in year 2, 5.25% in year 3, 5.50% in year 4, 5.75% in year 5, 6.00% in year 6, 6.50% in year 7, 6.75% in year 8, 7.00% in year 9, and 7.25% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.12%.

17.	Bonds are extendible at the option of the Province on the Initial Maturity Date of November 27, 2004, and on each Extended Maturity Date thereafter to the final maturity date of November 27, 2009. Coupon interest is paid semi-annually at a rate of 4.0% in years 1-2, 4.2% in year 3, 4.55% in year 4, 5.35% in year 5, 6.05% in year 6, and 6.55% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.37%.

18.	During the 2002-03 fiscal year, the Province purchased for cancellation $4.38 million of the KN Series bonds.

19.	Retractable in whole or in part on February 8, 2007, at the holder’s option, provided that the notice of retraction is made during the period from July 15, 2006 to January 15, 2007 inclusive. Such election is irrevocable.

20.	Retractable in whole or in part on March 1, 2010, at the holder’s option, provided that the notice of retraction is made during the period from March 1, 1995 to February 12, 2010 inclusive. Such election is irrevocable.

21.	Exchangeable at any time, in whole or in part, at the holder’s option, for an equivalent principal amount of Series JG 9.50% bonds due January 12, 2035.

22.	Bonds are extendible at the option of the Province on the Initial Maturity Date of August 21, 2003, and on each Extended Maturity Date thereafter to the final maturity date of August 21, 2006. Coupon interest is paid semi-annually at a rate of 5.20% in years 1-2, 5.50% in year 3, 6.00% in year 4, and 6.70% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.63%.

23.	The terms of these debentures require that the principal be repaid in 12 equal monthly payments in the year preceding the date of maturity.

24.	The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals. On January 10, 2035, the principal to be repaid on each debenture will be $2.3 million.

25.	Bonds are extendible at the option of the Province on the Initial Maturity Date of July 27, 2001 (option exercised), and on each Extended Maturity Date thereafter to the final maturity date of July 27, 2009. Coupon interest is paid semi-annually at a rate of 5.75% in years 1-2, 5.90% in years 3-4, 6.00% in years 5-6, 6.15% in years 7-8, 6.25% in year 9, and 6.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.125%.

26.	Bonds are extendible at the option of the Province on the Initial Maturity Date of September 5, 2003, and on each Extended Maturity Date thereafter to the final maturity date of September 5, 2006. Coupon interest is paid semi-annually at a rate of 5.00% in years 1-2, 5.25% in year 3, 5.75% in

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

year 4, and 6.40% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.39%.

27.	The Province entered into currency exchange agreements that effectively converted these Euro obligations to Canadian dollar obligations at an exchange rate of 1.75148. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $3,911 million of these debts to a fixed rate of 6.65% and $46 million to a floating three-month Canadian BA rate minus 0.055%.

28.	The interest rate was set at 4.75% for the first year. The interest payable is 6.00% in the second year, 6.25% in the third year, 6.50% in the fourth year and 6.75% in the final year.

29.	The 1995 series of Ontario Savings Bonds matured on March 1, 2000, the 1997 fixed series bonds matured on June 21, 2000, the 1996 Series bonds and the 1998 fixed series bonds matured on June 21, 2001, and the 1999 fixed series bonds matured on June 21, 2002. The outstanding amounts represent bonds not yet presented for redemption.

30.	In every year for the period 1997-2002, the Province issued fixed rate OSBs each with terms of three years. Interest rates were set for the term of the bonds. The rate on the 1997 and 1998 Series bonds was set at 5.25%. The rate on the 1999 and 2001 Series bonds was 5.50%. The rate on the 2000 Series bonds was 6.50%, and the rate on the 2002 Series was 4.625%.

31.	During the 2002-03 fiscal year, Series EMTN051 was reopened once, bringing the total issue to $350 million.

32.	Callable in full, and not in part, on September 4, 2003, at par. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.06%.

33.	Proceeds of issue and repayment are in Japanese yen. Interest is payable in Australian dollars, based on a notional principal of AUD 27.2 million at a rate of 6.00%.

34.	The bonds are extendible at the option of the bondholder on or before November 10, 2004. Coupon interest is paid at 6.40% for the first five years. If extended to final maturity date of December 2, 2014, the coupon will step-up to 6.80%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate.

35.	Interest payable is six-month U.S. LIBOR plus 0.0475%.

36.	Bonds are extendible at the option of the Province on the Initial Maturity Date of September 11, 2003, and on each Extended Maturity Date thereafter to the final maturity date of September 11, 2006. Coupon interest is paid semi-annually at a rate of 4.75% in years 1-2, 5.10% in year 3, 5.55% in year 4, and 6.40% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.07%.

37.	Retractable in whole or in part on March 15, 2005, at the holder’s option provided that irrevocable notice of retraction is made on March 1, 2005. Coupon interest is paid at 5.50% for the first four years and 6.80% for the remaining six years on outstanding bonds.

38.	The original debentures payable to OMERS were replaced effective December 31, 1995, with debentures payable to OMERS and to Colleges of Applied Arts and Technology Pension Plan, in the amounts of $741.6 million and $90.9 million, respectively. The terms and conditions remain the same as those of the original debentures.

39.	Agricorp, a Government Organization, holds $15 million in Series LE and $10 million in Series JV.

40.	No interest is payable in the first five years, thereafter interest is payable monthly at an annual interest rate of 17.25%.

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II. OUTSTANDING DEBT ISSUED — Continued

41.	The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be paid over the life of the debenture is $1,325 million in total.

42.	Bonds are extendible at the Option of the Province on the Initial Maturity Date of August 27, 2003, and on each Extended maturity date thereafter to the final maturity date of August 27, 2007. Coupon interest is paid semi-annually at a rate of 5.10% in years 1-2, 5.60% in year 3, 5.80% in year 4, 6.00% in year 5, and 7.00% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.52%.

43.	The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.4727. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $12,612 million of these debts to a rate of 6.27% and $763 million to a floating Canadian BA rates.

44.	Bonds are callable on May 13, 2003 at the option of the Province. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.05%.

45.	The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.02%.

46.	Interest is payable at floating Canadian BA rate plus 0.85% paid quarterly for the first two years, then 5.75% semi-annually. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.07%.

47.	Proceeds of issue and repayment are in Japanese yen. Interest is payable in Australian dollars based on a notional principal of Australian dollars 103.2 million at a rate of 3.2% payable annually. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 6.86%.

48.	The interest rate was set at 5.75% for the first year. The minimum interest payable is 6.25% in the second year, 6.50% in the third year, 6.75% in the fourth year and 7.00% in the final year.

49.	During the 2002-03 fiscal year, the Province repurchased for cancellation $94.29 million of Series MV bonds.

50.	The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 6.63%.

51.	This issue has been on-lent to OEFC until June 2, 2010, after which the issue will be assumed by the Province until the maturity date.

52.	Bonds are extendible at the option of the Province on the Initial Maturity Date of September 17, 2003, and on each Extended Maturity Date thereafter to the final maturity date of September 17, 2008. Coupon interest is paid annually at a rate of 4.75% in years 1-2, 5.25% in year 3, 6.20% in year 4, 6.25% in year 5, 6.50% in year 6, and 6.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.79%.

53.	During the 2002-03 fiscal year, the Province repurchased for cancellation $95.282 million of Series HC bonds.

54.	Proceeds of issue and repayment are in Japanese yen. Interest is payable in Australian dollars, based on a notional principal of AUD 52.5 million at a rate of 3.10%. In addition, the Province entered

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II. OUTSTANDING DEBT ISSUED — Continued

into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.051%.

55.	Proceeds of issue and repayment are in Japanese yen. Interest is payable in U.S. dollars, based on a notional principal of USD 120.8 million at a rate of 3.25%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.051%.

56.	The Minister of Finance will reset the interest rate every six months. The initial interest rate was set at 6.00%. Effective December 21, 2002, the interest rate was set at 2.50%.

57.	Proceeds of issue and repayment are in Japanese yen. Interest is payable in Australian dollars, based on a notional principal of AUD 121.1 million at a rate of 4.28%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 7.38%.

58.	During the 2002-03 fiscal year, Series EMTN050 was reopened twice, bringing the total issue to $450 million.

59.	Bonds are extendible at the option of the Province on the Initial Maturity Date of May 30, 2003, and on each Extended Maturity Date thereafter to the final maturity date of May 30, 2010. Coupon interest is paid semi-annually at a rate of 5.50% in year 1, 5.75% in year 2, 6.00% in year 3, 6.25% in year 4, 6.50% in year 5, 6.75% in year 6, 7.00% in year 7, 7.50% in year 8, and 8.00% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.04%.

60.	During the 2002-03 fiscal year, Series DMTN8 was reopened once, bringing the total issue size to $1,500 million (including $500 million for OEFC purposes).

61.	The Province entered into currency exchange agreements that effectively converted these Norwegian kroner obligations to Canadian dollar obligations at an exchange rate of 0.21235. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.028%.

62.	Current outstanding OSBs are redeemable at the option of the holder on June 21 and December 21 with the exception of fixed rate bonds, which are redeemable at maturity only. All current outstanding OSBs may be redeemed upon the death of the beneficial owner. The 1999, 2000, 2001 and 2002 series may also be redeemed during the 14 calendar days immediately following June 21 and December 21. The Minister of Finance may reset the interest rate from time to time prior to maturity.

63.	The interest rate was set at 4.25% for the first year. The rate is 5.00% in the second year, 5.75% in the third year, 6.25% in the fourth year and 6.75% in the final year.

64.	The Minister of Finance will reset the interest rate every six months. The initial interest rate was set at 4.50%. Effective December 21, 2002, the interest rate was set at 2.50%.

65.	Pursuant to the Ontario Public Service Employees’ Pension Act 1994 and the Asset Transfer Agreement of December 12, 1994, the Province was obligated to re-split the debentures between the Public Service Pension Fund (“PSPF”) and the Ontario Public Service Employees’ Union Pension Plan Trust Fund (“OPSEU Fund”) based on accurate data when it was available. On June 13, 1997 a Restated Sponsorship Amendment and Asset Transfer Agreement was signed, replacing the 1994 agreement. Pursuant to this Agreement on September 17, 1997, the re-split of the debentures was completed. To effect this redistribution of assets, $3,745.8 million of debentures held by PSPF and $1,751.4 million of debentures held by OPSEU were retired and replaced by $3,726.8 million and $1,770.4 million of debentures to be held by PSPF and OPSEU respectively.

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II. OUTSTANDING DEBT ISSUED — Continued

66.	The interest rate was set at 3.00% for the first year. The interest payable is 5.25% in the second year, 6.00% in the third year, 6.50% in the fourth year, 7.00% in the fifth year, 7.50% in the sixth year and 8.00% in the final year.

67.	The Minister of Finance will reset the interest rate every six months. The initial interest rate was set at 3.25%. Effective December 21, 2002, the interest rate was set at 2.50%.

68.	Bonds are extendible at the option of the Province on the Initial Maturity Date of June 28, 2003, and on each Extended Maturity Date thereafter to the final maturity date of June 28, 2010. Coupon interest is paid semi-annually at a rate of 5.70% in years 1-2, 6.00% in years 3-4, 6.25% in year 5, 6.50% in year 6, 7.00% in year 7, 7.50% in year 8, and 8.00% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.82%.

69.	The Province entered into currency exchange agreements that effectively converted these New Zealand dollar obligations to Canadian dollar obligations at an exchange rate of 0.83151. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.06%.

70.	Bonds are extendible at the option of the Province on the Initial Maturity Date of July 30, 2003, and on each Extended Maturity Date thereafter to the final maturity date of July 30, 2010. Coupon interest is paid semi-annually at a rate of 5.50% in year 1, 5.75% in year 2, 6.25% in years 3-4, 6.50% in years 5-6, 7.00% in year 7, 7.25% in year 8, and 7.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.79%.

71.	Bonds are callable at the option of the Province on September 4, 2000, 2003 and 2006 to the final maturity date of September 4, 2009. Coupon interest is paid semi-annually at a rate of 6.00% in years 1-3, 6.125% in years 4-6, 6.35% in years 7-9 and 7.625% in years 10-12. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a floating three-month Canadian BA rate minus 0.19%.

72.	Bonds are extendible at the option of the Province on June 4, 2004. Coupon interest is paid semi-annually at a rate of 4.20% in years 1-2, and 6.05% in the remaining three years. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.04%.

73.	Interest payable is three-month Canadian BA rate minus 0.05%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.18%.

74.	During the 2002-03 fiscal year, the Province purchased for cancellation $25.549 million of the KT Series bonds.

75.	During the 2002-03 fiscal year, Series KJ bonds were reopened once, bringing the total issue to $4,237.7 million.

76.	In addition, the Province has advanced to OEFC a term loan in the amount of $696,700,000 as of March 31, 2003.

77.	During the 2002-03 fiscal year, Series DMTN16 bonds were reopened once, bringing the total issue to $1,500 million.

78.	During the 2002-03 fiscal year, Series KE bonds were reopened once, bringing the total issue to $700 million.

79.	Proceeds of issue and repayment of principal are in Japanese yen. Interest is payable in U.S. dollars based on a notional principal of U.S. dollars 86.3 million, at a rate of 3.58% payable annually. In

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II. OUTSTANDING DEBT ISSUED — Continued

addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 6.35%.

80.	Proceeds of issue and repayment of principal are in Japanese yen. Interest is payable in U.S. dollars semi-annually based on notional principal of USD 57.1 million, at a rate of 2.6%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.57%.

81.	The Minister of Finance will reset the interest rate every six months. The initial interest rate was set at 5.00%. Effective December 21, 2002, the interest rate was set at 2.50%.

82.	During the 2002-03 fiscal year, the Province purchased for cancellation $1.54071 million of the JA Series bonds.

83.	Total Debt Issued for Provincial Purposes does not include the long-term debt of the Ontario Housing Corporation for $2,200 million, the Toronto Area Transit Authority (GO Transit) for $436 million and the Ontario Municipal Improvement Corporation for $79 million.

84.	The Treasury Bill balance includes the following Treasury Bill holdings: $251 million held by the Northern Ontario Heritage Fund Corporation, $114 million held by Ontario Trillium Foundation, $63 million held by Ontario Realty Corporation and $33 million held by Ontario Securities Commission, which are eliminated upon consolidation.

85.	Bonds are extendible at the option of the Province on the Initial Maturity Date of February 18, 2005, and on each Extended Maturity Date thereafter to the final maturity date of February 18, 2010. Coupon interest is paid semi-annually at a rate of 4.15% in years 1-2, 4.40% in year 3, 4.75% in year 4, 5.50% in year 5, 6.30% in year 6, and 7.15% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.52%.

86.	Bonds are callable at the option of the Province on October 15, 2004. Coupon interest is not paid until October 15, 2004, after which coupon interest is paid semi-annually at a rate of 5.50%. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate.

87.	Bonds are callable on April 1, 2003 at the Province of Ontario’s option. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.09%.

88.	Bonds are extendible at the option of the Province on the Initial Maturity Date of December 12, 2003, and on each Extended Maturity Date thereafter to the final maturity date of December 12, 2006. Coupon interest is paid semi-annually at a rate of 4.00% in years 1-2, 4.75% in year 3, 5.90% in year 4, and 7.00% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.07%.

89.	Bonds are extendible at the option of the Province on the Initial Maturity Date of November 29, 2003, and on each Extended Maturity Date thereafter to the final maturity date of November 29, 2011. Coupon interest is paid semi-annually at a rate of 4.50% in year 1, 4.75% in year 2, 5.00% in year 3, 5.50% in year 4, 6.00% in year 5, 6.25% in year 6, 6.50% in year 7, 6.75% in year 8, 7.00% in year 9, and 7.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.05%.

90.	The terms of these debentures require that a special one-time interest payment of $31.1 million be made at maturity.

91.	U.S. Commercial Paper issues are non-interest bearing with maturities up to 182 days.

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II. OUTSTANDING DEBT ISSUED — Continued

92.	The interest rate was set at 4.75% for the first year. The minimum interest payable is 5.00% in the second year, 6.00% in the third year, 6.25% in the fourth year and 6.50% in the final year.

93.	The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.5392. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $835 million of these debts to a rate of 4.32% and $425 million to a floating three-month Canadian BA rate plus 0.024%.

94.	Bonds are extendible at the option of the Province on November 28, 2003. Coupon interest is paid semi-annually at a rate of 3.50% in years 1-2, and 5.25% in the remaining three years. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.04%.

95.	Bonds are extendible at the option of the holders on the Initial Maturity Date of November 20, 2002 (option exercised), and on each Extended Maturity Date thereafter to the final maturity date of February 20, 2007. Coupon interest is paid quarterly at a rate of Canadian BA rate minus 0.05% in year 1, BA rate minus 0.01% in year 2, BA rate plus 0.03% in year 3, BA rate plus 0.05% in year 4, and BA rate plus 0.07% for the remaining term.

96.	Bonds are extendible at the option of the Province on the Initial Maturity Date of December 18, 2004, and on each Extended Maturity Date thereafter to the final maturity date of December 18, 2009. Coupon interest is paid semi-annually at a rate of 4.0% in years 1-2, 4.20% in year 3, 4.75% in year 4, 5.5% in year 5, 6.0% in year 6, and 6.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.32%.

97.	Legal Aid, a government organization, holds $8.5 million in Series MG, $4.4 million in Series NL, and $0.36 million in Series DMTN16. These amounts will be eliminated upon consolidation.

98.	This Series is a variable payment, zero coupon bond with a yield of 4.54%.

99.	Bonds are extendible at the option of the Province on the Initial Maturity Date of October 22, 2003, and on each Extended Maturity Date thereafter to the final maturity date of October 22, 2008. Coupon interest is paid monthly at a rate of 4.00% in years 1-2, 4.50% in year 3, 5.25% in year 4, 6.10% in year 5, 6.75% in year 6, and 7.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.46%.

100.	Interest is paid quarterly at three-month Canadian BA rate plus 0.05%.

101.	Bonds are extendible at the option of the Province on the Initial Maturity Date of October 5, 2003, and on each Extended Maturity Date thereafter to the final maturity date of October 5, 2011. Coupon interest is paid semi-annually at a rate of 4.70% in year 1, 5.00% in year 2, 5.25% in year 3, 5.50% in year 4, 5.75% in year 5, 6.00% in year 6, 6.25% in year 7, 6.50% in year 8, 7.00% in year 9, and 7.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.51%.

102.	Interest is paid quarterly at one-month Canadian BA rate plus 0.05%, compounded.

103.	Bonds are extendible at the option of the Province on the Initial Maturity Date of October 3, 2003, and on each Extended Maturity Date thereafter to the final maturity date of October 3, 2009. Coupon interest is paid semi-annually at a rate of 4.50% in years 1-2, 5.00% in year 3, 5.50% in year 4, 5.80% in year 5, 6.00% in year 6, 6.50% in year 7, and 7.50% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.50%.

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II. OUTSTANDING DEBT ISSUED — Continued

104.	Bonds are extendible at the option of the Province on the Initial Maturity Date of September 28, 2003, and on each Extended Maturity Date thereafter to the final maturity date of September 28, 2011. Coupon interest is paid annually at a rate of 5.00% in years 1-2, 5.05% in years 3-4, 5.10% in year 5, 6.35% in year 6, 6.50% in year 7, 6.75% in year 8, and 7.00% in the final two years. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.57%.

105.	Interest is paid quarterly at three-month Canadian BA rate plus 0.03%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $425 million of this debt to a fixed rate of 4.68%.

106.	During the 2002-03 fiscal year, the Province repurchased for cancellation $197.125 million of Series MZ bonds.

107.	During the 2002-03 fiscal year Series NF was reopened three times, bringing the total issue size to $2,500 million (including $500 million issued for OEFC purposes).

108.	Bonds are extendible at the option of the Province on the Initial Maturity Date of February 12, 2004, and on each Extended Maturity Date thereafter to the final maturity date of February 12, 2007. Coupon interest is paid semi-annually at a rate of 4.05% in years 1-2, 4.75% in year 3, 6.00% in year 4, and 7.25% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.31%.

109.	During the 2002-03 fiscal year, the Province repurchased for cancellation $100 million of Series MU bonds.

110.	Bonds are extendible at the option of the holders on the Initial Maturity Date of December 5, 2002 (option exercised), and on each Extended Maturity Date thereafter to the final maturity date of December 5, 2008. Coupon interest is paid quarterly at a rate of Canadian BA rate minus 0.05% in year 1, Canadian BA rate minus 0.01% in year 2, Canadian BA rate plus 0.03% in year 3, Canadian BA rate plus 0.05% in year 4, Canadian BA rate plus 0.07% in year 5, and Canadian BA rate plus 0.08% in the final two years.

111.	Bonds are extendible at the option of the Province on the Initial Maturity Date of June 18, 2004 to the final maturity date of June 18, 2007. Coupon interest is paid semi-annually at a rate of 4.20% in years 1-2 and 6.05% in the final three years, if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.06%.

112.	Bonds are extendible at the option of the Province on the Initial Maturity Date of July 21, 2004, and on each Extended Maturity Date thereafter to the final maturity date of July 21, 2007. Coupon interest is paid semi-annually at a rate of 4.00% in years 1-2, and 6.00% in the final three years, if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.38%.

113.	Bonds are extendible at the option of the Province on the Initial Maturity Date of March 1, 2004, and on each Extended Maturity Date thereafter to the final maturity date of March 1, 2007. Coupon interest is paid semi-annually at a rate of 4.10% in years 1-2, 4.50% in year 3, 5.75% in year 4, and 7.25% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.08%.

114.	Bonds are extendible at the option of the Province on the Initial Maturity Date of March 4, 2004, and on each Extended Maturity Date thereafter to the final maturity date of March 4, 2010. Coupon interest is paid at 4.30% in years 1-2, 4.5% in year 3, 5.10% in year 4, 6.0% in year 5, 6.5% in year 6, 7.0% in year 7 and 7.50% in the final year. In addition, the Province has entered into interest rate

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.08%.

115.	Interest is paid quarterly at a rate of three-month Canadian BA rate plus 0.275% up to the maximum of 4.775% for the first year, 5.025% for the second year, and 5.775% for the third year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.01%.

116.	The issue is callable on June 1, 2005, at the option of the Province. Interest is paid quarterly at a rate of three-month Canadian BA rate plus 0.59% in years 1-3, and semi-annually at a rate of 5.70% if not called. In the event that the bond is not called, the bond holder has the right to exchange this series for series LZ. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.03%.

117.	Bonds are extendible at the option of the Province on the Initial Maturity date of March 18, 2004, and on each Extended Maturity Date thereafter to the final maturity date of March 18, 2009. Coupon interest is paid semi-annually at a rate of 4.5% in years 1-2, 4.75% in year 3, 5.5% in year 4, 6.25% in year 5, 6.5% in year 6, and 7% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating three-month Canadian BA rate minus 0.09%.

118.	The amount outstanding in legacy currency is French franc 3,000,000,000. The French franc was converted to Euro using conversion rate of one Euro equals: 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.49%.

119.	The amount outstanding in legacy currency is Deutsche marks 1,439,150,000. The Deutsche marks were converted to Euro using conversion rate of one Euro equals: 1.95583 Deutsche marks in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 7.67%.

120.	The amount outstanding in legacy currency is Netherlands guilders 400,000,000. The Netherlands guilders were converted to Euro using conversion rate of one Euro equals: 2.20371 Netherlands guilders in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 9.78%.

121.	The amount outstanding in legacy currency is French franc 3,000,000,000. The French franc was converted to Euro using conversion rate of one Euro equals: 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 6.61%.

122.	The Province entered into currency exchange agreements that effectively converted substantially all of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.01238. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 2.78%.

123.	Bonds are zero coupon bonds issued at a discount. The terms of these debentures require payment of principal and interest to be made on Individual Maturity Date ranging from 2004-2008. The total principal and interest to be paid over the life of these debentures is $49,508,448.

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Continued

124.	The interest rates were set at 2.50% for the first year, 3.75% for the second year, 4.50% for the third year, 5.00% for the fourth year and 5.50% for the final year.

125.	The issue size is USD $750 million (including $268,308,080 on-lent to OEFC).

126.	During the 2002-03 fiscal year, Series DMTN10 was reopened twice, bringing the total issue to $290 million.

127.	The Minister of Finance will reset the interest rate every six months. The initial interest rate was set at 2.75%. Effective December 21, 2002, the interest rate was set at 2.50%.

128.	During the 2002-03 fiscal year, Series DMTN33 was reopened three times, bringing the total issue to $140 million.

129.	Interest is payable quarterly at floating three-month Canadian BA rate minus 0.02%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $50 million of this debt to a fixed rate of 3.89%.

130.	The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.87%.

131.	Bonds are extendible at the option of the Province on the Initial Maturity Date of May 3, 2004, and on each Extended Maturity Date thereafter to the final maturity date of May 3, 2007. Coupon interest is paid monthly at a rate of 4.70% in years 1-2, 5.15% in year 3, 6.05% in year 4, and 6.90% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.08%.

132.	Bonds are extendible at the option of the Province on the Initial Maturity date of April 3, 2004, and on each Extended Maturity Date thereafter to the final maturity date of April 3, 2009. Coupon interest is paid semi-annually at a rate of 4.80% in years 1-2, 5.625% in year 3, 6.50% in year 4, 6.875% in year 5, 7.25% in year 6, and 7.75% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.30%.

133.	Bonds are extendible at the option of the Province on the Initial Maturity Date of May 6, 2004, and on each Extended Maturity Date thereafter to the final maturity date of May 6, 2009. Coupon interest is paid monthly at a rate of 4.62% in years 1-2, 5.00% in year 3, 6.00% in year 4, 6.50% in year 5, 7.00% in year 6, and 7.25% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.97%.

134.	Bonds are extendible at the option of the Province on the Initial Maturity Date of November 15, 2004 and on each Extended Maturity Date thereafter to the final maturity date of November 15, 2007. Coupon interest is paid semi-annually at a rate of 4.50% in years 1-2, and 5.80% in years 3-5, if extended. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.53%.

135.	The Province has the right to call Series LY on September 4, 2008.

136.	Bonds are extendible at the option of the Province on the Initial Maturity Date of July 15, 2004, and on each Extended Maturity Date thereafter to the final maturity date of July 15, 2007. Coupon interest is paid semi-annually at a rate of 4.30% in years 1-2, 5.00% in year 3, 5.75% in year 4, and 6.70% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.62%.

137.	Bonds are extendible at the option of the Province on the Initial Maturity Date of July 23, 2004, and on each Extended Maturity Date thereafter to the final maturity date of July 23, 2009. Coupon interest is paid semi-annually at a rate of 4.30% in years 1-2, 5.10% in year 3, 5.80% in year 4, 6.30%

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

II. OUTSTANDING DEBT ISSUED — Concluded

in year 5, 6.50% in year 6, and 7.75% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.45%.

138.	Bonds are extendible at the option of the Province on the Initial Maturity Date of September 10, 2004, and on each Extended Maturity Date thereafter to the final maturity date of September 10, 2009. Coupon interest is paid semi-annually at a rate of 4.00% in years 1-2, 4.50% in year 3, 5.25% in year 4, 6.00% in year 5, 6.50% in year 6, and 7.25% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.52%.

139.	Bonds are extendible at the option of the Province on the Initial Maturity Date of January 31, 2005, and on each Extended Maturity Date thereafter to the final maturity date of January 31, 2011. Coupon interest is paid semi-annually at a rate of 4.25% in years 1-2, 4.35% in year 3, 4.45% in year 4, 5.25% in year 5, 5.35% in year 6, 5.75% in year 7, and 6.25% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.53%.

140.	Bonds are extendible at the option of the Province on the Initial Maturity Date of March 3, 2005, and on each Extended Maturity Date thereafter to the final maturity date of March 3, 2009. Coupon interest is paid semi-annually at a rate of 4.05% in years 1-2, 4.40% in year 3, 4.85% in year 4, 5.85% in year 5, and 6.875% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt into a fixed rate of 3.55%.

141.	Bonds are extendible at the option of the Province on the Initial Maturity Date of March 17, 2005, and on each Extended Maturity Date thereafter to the final maturity date of March 17, 2008. Coupon interest is paid semi-annually at a rate of 4.0%in years 1-2, 4.10% in year 3, 5.0% in year 4, 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt into floating three-month Canadian BA rate minus 0.07%.

142.	The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of $0.89714. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.53%.

143.	Debt issued for investment purposes is comprised of notes payable to Ontario Electricity Financial Corporation as a result of a debt for equity swap between the Province and its two wholly-owned subsidiaries, Ontario Power Generation Inc. and Hydro One Inc. The debt matures in three equal instalments on March 31, 2039, 2040 and 2041 and bears interest at 5.85% payable monthly.

144.	Bonds are extendible at the option of the Province on the Initial Maturity Date of November 4, 2004, and on each Extended Maturity Date thereafter to the final maturity date of November 4, 2009. Coupon interest is paid semi-annually at a rate of 4.10% in years 1-2, 4.55% in year 3, 5.40% in year 4, 6.0% in year 5, 6.75% in year 6, and 7.5% in the final year. In addition, the Province has entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.40%.

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY

THE PROVINCE OF ONTARIO

As at March 31, 2003

LOANS GUARANTEED

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2003	References

		%	$
MINISTRY OF AGRICULTURE AND FOOD
Commodity Loan Guarantee Program	1994	Various	21,476,261
Feeder Cattle Loan Guarantee Program	1994	Various	10,986,111
FarmPlus Rural Loan Pool Program	1994	Various	8,647,717	(1)

TOTAL MINISTRY OF AGRICULTURE AND FOOD			41,110,089

MINISTRY OF COMMUNITY, FAMILY AND CHILDREN’S SERVICES
Ontario College of Social Workers and Social Service Workers	1999	Prime-0.6	3,100,000	(2)

TOTAL MINISTRY OF COMMUNITY, FAMILY AND CHILDREN’S SERVICES			3,100,000

MINISTRY OF ENTERPRISE, OPPORTUNITY AND INNOVATION
The Development Corporations Act
Total guarantees re various companies	Various	Prime+1	2,016,767
Ontario Aerospace Corporation	1995	N/A	2,875,000	(3)
Youth Entrepreneurs Program	2001-2002	Prime+1	487,179
Young Entrepreneurs Program	1997-2001	Prime+2	77,184	(4)

TOTAL MINISTRY OF ENTERPRISE, OPPORTUNITY AND INNOVATION			5,456,130

MANAGEMENT BOARD SECRETARIAT
Mortgage Guarantees Dissolution of Ontario Land Corporation	1971-1976	N/A	63,093	(5)

TOTAL MANAGEMENT BOARD SECRETARIAT			63,093

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Ontario Housing Corporation “Homes Now”
Mortgage Financing Program	1989	Various	166,127,703	(6)
TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			166,127,703

MINISTRY OF NATURAL RESOURCES
Freshwater Fish Marketing Corporation	1969	7.14	1,000,000

TOTAL MINISTRY OF NATURAL RESOURCES			1,000,000

MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES
Ontario Student Loan Plan:
Class “A”	Various	Prime	621,376,784
Class “B”	Various	Prime+1	638,560,736
Class “C”	Various	Prime+1	1,175,277,850

TOTAL MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES			2,435,215,370

TOTAL LOANS GUARANTEED			2,652,072,385

PUBLIC ACCOUNTS, 2001-2002 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY

THE PROVINCE OF ONTARIO — Continued

OTHER

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2003	References

		%	$
MINISTRY OF FINANCE
GO Transit Refinancing (TATOA)	1994	N/A	436,475,564	(7)
Ontario Municipal Improvement Corporation	1991	N/A	79,021,000	(8)

TOTAL MINISTRY OF FINANCE			515,496,564

TOTAL OTHER			515,496,564

TOTAL CONTINGENT LIABILITIES			3,167,568,949

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY

THE PROVINCE OF ONTARIO — Concluded

As at March 31, 2003

References:

1.	The Province’s maximum liability for the program is $50,000,000.

2.	Amount represents loan guarantee for the Ontario College of Social Workers and Social Service Workers from the Royal Bank of Canada up to $3,100,000 for a period ending December 31, 2006.

3.	Guarantee required only in event of default by aircraft purchaser and if sale of repossessed aircraft does not fully cover the sales financing liability.

4.	The Province guarantees 85% of both interest and principal of the outstanding loan balance of $90,805.

5.	The Ministry of Finance assumed the contingent liability arising from the Mortgage Guaranty Fund of the Ontario Land Corporation, which was dissolved on March 31, 1987.

6.	Loans totaling $1,323 million taken by OHC for “Homes Now” from the Federal Government’s CPP allotment have been guaranteed by the Province. Since 1993, these loans have been refinanced from the private sector and funds advanced to the Ministry of Finance. The total amount debentured to the Province as at March 31, 2003 was $1,157 million which has been reduced from the guarantee.

7.	The Province has entered into a sale and conditional sale-back arrangement of GO Transit with Asset Finance Bermuda Limited. The deal provided the Province with about $431 million in the initial fiscal year 1993-94 with an option of additional borrowing and to repay in year 2006. GO Transit will maintain control over its assets and operations and provision will be made within twelve years to buy back the asset.

8.	This debt was originally borrowed by Ontario Municipal Improvement Corporation (OMIC) from the Canada Pension Plan Investment Fund. In accordance with the Capital Investment Plan Act, 1993 OMIC ceased to exist and its assets and liabilities were transferred to the Ontario Financing Authority (OFA).

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

IV. CLAIMS AGAINST THE CROWN

As at March 31, 2003

      The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million:

1.	Dudley Abbot et al. (preferred shareholders of Crown Trust) v. HMQRO.

2.	The Chippewas of Sarnia, the Chippewas of Kettle Point et al. v. HMQRO, Polysar Hydrocarbons Limited et al.

3.	Roy Michano et al., for themselves and on behalf of the members of the Pic Heron Bay, Pays Plat, Rocky Bay, Whitesand, Pic Mobert, Red Rock, Sand Point and Long Lake No. 58 Bands of Indians v. HMQRO.

4.	Clifford Meness et al., for themselves and all other members of the Algonquins of Golden Lake Band of Indians v. HMQRO.

5.	Roger Southwind on behalf of the Lac Seul Indian Band v. HMQRO.

6.	Theriault in respect of mining leases to Hemlo Gold Mines v. HMQRO.

7.	Moose Factory First Nation et al. v. Spruce Falls Power and Paper Company Limited.

8.	New Post First Nation et al. v. Spruce Falls Power and Paper Company Limited.

9.	Beaver House First Nation v. HMQRO.

10.	The Chippewas of Saugeen and Nawash First Nations regarding Bruce Peninsula v. HMQRO.

11.	Canadian Agra Corporation et al. v. Ontario Hydro, Ontario Energy Corporation, HMQRO.

12.	Missanabie Cree First Nation v. HMQRO and HMQRC.

13.	Six Nations of the Grand River Band v. HMQRO.

14.	Mishkeegogamang First Nation and seventeen others v. HMQRO.

15.	Nevada Depot Inc. v. HMQRO.

16.	Michael McCarthy et al v. Red Cross et al.

17.	Chiefs of Ontario v. HMQRO.

18.	Wesley Big George on behalf of seven Lake of the Woods First Nations v. HMQRO.

19.	Wikwemikong Indian Band v. HMQRO.

20.	Chippewas of Sarnia Band v. HMQRO.

21.	Nash et al. v. HMQRO and Brian Cass.

22.	Doris et al. v. HMQRO.

23.	Mary Lou LaPratte, Roland LaPratte, Sheila Horrell, Arthur Horrell et al v. HMQRO.

24.	Anderlis Leasing Enterprises et al. v. HMQRO.

25.	Northern Diamond Gaming Services Limited and Diamond Gaming Services Inc. et al v. HMQRO.

26.	1191067 Ontario Inc., Silvo Di Gregorio and Tom Jones v. HMQRO.

27.	Monaghan, John Richard v. HMQRO.

28.	Alberto Docouto v. HMQRO.

29.	Temagami First Nation and Teme-Augoma Anishnabai v. HMQRO.

30.	Mississauga of Alderville, Beausoleil, Chippewas of Georgia Island, Mnjikaning (Rama), Curve Lake Hiawatha, and Scugog Island First Nation v. HMQRO.

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

IV. CLAIMS AGAINST THE CROWN — Continued

31.	Alberto Docouto v. HMQRO.

32.	First Class Casinos and Mr. Casino Inc. v. HMQRO.

33.	Jeevaratnam et al. v. HMQRO, Municipality of Metropolitan Toronto and the Regional Municipality of Ottawa Carleton.

34.	Somaskantharanjan et al. v. HMQRO, the City of Toronto.

35.	Robyn Wynberg et al. v. HMQRO.

36.	Simsta Art Creations, Simona Stanculescu v. HMQRO.

37.	Jameel Mohammed v. Justice of the Peace Lavender et al.

38.	Vance Hamilton Egglestone v. HMQRO, Barker and Maier.

39.	Arnold Guettler, Neo-Form Corporation and Neo-Form North America Corporation v. HMQRO et al.

40.	Big Grassy (Mishkosiimiiniiziibing)First Nation and Ojibways of Onigaming First Nations adjacent to the Lake of the Woods and Winnipeg River area who are signatories to Treaty 3 v. HMQRO.

41.	Wauzhushk Onigum First Nation and Ochiichagwe’babig o’ining First Nation and Washagamis Bay First Nations v. HMQRO.

42.	Walpole Island First Nations v. HMQRO.

43.	Brett, L Brenda and Wells, C. Thomas v. HMQRO.

44.	Timothy Natyshak v. HMQRO et al.

45.	The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councillor Duncan Michano and Councillor Arthur H. Fisher v. HMQRO.

46.	Whitesand First Nation v. HMQRO.

47.	Red Rock First Nation v. HMQRO.

48.	Moose Deer Point First Nation v. HMQRO.

49.	R. Shawn A. Cantlon v. HMQRO.

50.	Anne and Alexander Larcade v. HMQRO.

51.	Pearson v. Inco Ltd., HMQRO.

52.	Antonio Fracalanza v. HMQRO.

53.	Ayok, Chol v. York University.

54.	Frank Defazio, et al v. HMQRO, Toronto Transit Commission, Pinchen Environmental Consultants, et al.

55.	Dumoulin v. Ontario Realty Corporation and HMQRO.

56.	CUPE v. HMQRO.

57.	Hamilton Kilty Hockey Club Inc. v. HMQRO.

58.	Kinew, Tobasonakwut v. HMQRC and HMQRO.

59.	Attawapiskat First Nation v. HMQRO.

60.	Adrian, Shirley et al v. HMQRC and HMQRO.

61.	Palahnuk, Robert E, to CLOC v. HMQRO.

62.	Deutsch, Melvin P v. HMQRO.

63.	Ludwig, Jim v. HMQRO.

64.	Augier, Gideon McGuire v. HMQRO.

PUBLIC ACCOUNTS, 2002-2003 — VOLUME 1

IV. CLAIMS AGAINST THE CROWN — Concluded

65.	Fenn, Robert J v. HMQRO.

66.	Mortune, Felicia v. HMQRO.

67.	Peter Fallis v. HMQRO.

68.	Robert Fenn v. HMQRO.

69.	Chapleau Cree v. HMQRO.

70.	Class action lawsuit for contamination of property located in the vicinity of the mine site in the Village of Deloro.

71.	Deep, Dr. Albert Ross v. HMQRO.

72.	Mastronardi, Giovanna v. HMQRO.

73.	Miron, Arthur v. HMQRO.

74.	Twain, Jim Chief v. HMQRO.

75.	EDS Canada Inc. v. HMQRO.

Ontario